                                                                      EXHIBIT 16

                               PROJECT AGREEMENT




                                     AMONG



                   THE INDEPENDENT STATE OF PAPUA NEW GUINEA
                                  (THE STATE)


                                      AND


                              INTEROIL PTY LIMITED
                                   (INTEROIL)

                                      AND

                               EP INTEROIL, LTD.
                                     (EPIL)

                               TABLE OF CONTENTS

CLAUSE                                                               PAGE
------                                                               ----



1. INTERPRETATION                                                      1

   1.1 Definitions                                                     1

   1.2 General                                                         8

   1.3 Headings and Parts of Speech                                    8

2. AGREEMENT - COMMENCEMENT AND TERM                                   9

3. CONDITIONS PRECEDENT                                                9

   3.1 Conditions Precedent to Refiner's and Developer's Obligations   9

   3.2 Conditions Precedent to State's Obligations                     9

   3.3 Conditions Precedent to Obligations of the Parties             10

4. PRELIMINARY OBLIGATIONS AND MILESTONES                             10

   4.1 Commercial and Financing Agreements                            10

   4.2 Grant of Authorisations                                        11

   4.3 Milestone Schedule and Security Bond                           11

   4.4 Arrangements Prior to Financial Close                          12

5. REFURBISHMENT OF REFINERY                                          12

6. OBLIGATIONS OF REFINER                                             13

7. OBLIGATIONS OF THE STATE                                           14

8. INVESTMENT INCENTIVES                                              14

   8.1 Business Incentives                                            14

   8.2 Pioneer Certificates                                           14

   8.3 Import and Value Added Taxes                                   14

   8.4 Right to Export                                                15

   8.5 Bonded Store Area                                              15

   8.6 Provincial and Local Taxes                                     16






21 May 97

     8.7  STATE TAX INDEMNITY                                                16

9.  AUTHORISATIONS AND ALLOWANCES                                            16
     9.1  TAXATION AND OTHER INCENTIVES                                      16
     9.2  HARBOURS BOARD                                                     17
     9.3  COASTAL SHIPPING                                                   17
     9.4  WATER RESOURCES                                                    17
     9.5  ROAD AND UTILITY ACCESS                                            18
     9.6  PIPELINE EASEMENTS                                                 18
     9.7  IP ACT                                                             18
     9.8  PROVINCIAL GOVERNMENTS                                             18
     9.9  FINANCING REQUIREMENTS                                             19
     9.10 ASSURANCES AS TO CONTINUED EFFECTIVENESS                           19

10. FOREIGN EXCHANGE                                                         19
     10.1 FINANCING PLAN                                                     19
     10.2 EQUITY INVESTMENT IN REFINER                                       20
     10.3 OVERSEAS BORROWINGS BY REFINER                                     20
     10.4 PAYMENTS OF GOODS AND SERVICES                                     21
     10.5 PAYMENT OF DIVIDENDS                                               22
     10.6 FOREIGN CURRENCY ACCOUNTS                                          23
     10.7 RETURN OF FOREIGN SURPLUS CURRENCY                                 24
     10.8 STATE'S ACTION TO ENSURE COMPLIANCE                                24
     10.9 RIGHTS UNDER FOREIGN EXCHANGE REGULATIONS                          24

11. FINANCING OF THE PROJECT                                                 24
     11.1 PROJECT FINANCING COOPERATIONS                                     24
     11.2 CREATION OF SECURITY                                               25

12. LOCAL SUPPLIES, BUSINESS DEVELOPMENT AND IMPORTS                         25
     12.1 LOCAL SUPPLIES AND BUSINESS DEVELOPMENT                            25
     12.2 IMPORTATION OF EQUIPMENT, GOODS AND CRUDE OIL                      26

                                       II

21 MAY 97

     12.3  CUSTOMS CLEARANCE                                                 26
     12.4  EXPORT OF PREVIOUSLY IMPORTED GOODS AND MATERIALS                 26
13. NON-DISCRIMINATION AND RELATED MATTERS                                   27
     13.1  NON-DISCRIMINATION                                                27
     13.2  OTHER OIL REFINERIES IN PNG                                       27
14. ENVIRONMENTAL MATTERS                                                    27
15. LABOUR AND EMPLOYMENT                                                    28
     15.1  TRAINING AND LOCALISATION                                         28
     15.2  VISAS AND PERMITS                                                 29
     15.3  HEALTH AND SAFETY                                                 29
16. INSURANCE                                                                29
     16.1  OBTAINING INSURANCE                                               29
     16.2  INSURANCE CLAIMS                                                  30
17. ELECTRIC POWER GENERATION                                                30
18. ACCESS TO CRUDE OIL                                                      30
     18.1  TIMELY ACCESS TO PNG CRUDE OIL                                    30
     18.2  DOMESTIC MARKET OBLIGATIONS                                       31
     18.3  ACCESS TO NON-PNG CRUDE OIL                                       31
     18.4  FURTHER ASSURANCES                                                31
     18.5  EXISTING PETROLEUM CONTRACTS                                      31
19. SALES OF PRODUCTS                                                        31
     19.1  OBLIGATION TO PURCHASE FROM DOMESTIC PRODUCERS                    31
     19.2  OBLIGATIONS TO PREVENT DUMPING OF PRODUCTS BY IMPORTERS           31
     19.3  FURTHER ASSURANCES                                                32
20. REPRESENTATIONS AND WARRANTIES                                           32
     20.1  REPRESENTATIONS AND WARRANTIES OF THE PARTIES                     32

21 May 97

  20.2 Representations and Warranties of Refiner                           32

21.  INSPECTION                                                            33

22.  RIGHT OF REFINER TO EXPAND FACILITY                                   33

23.  FORCE MAJEURE                                                         33

  23.1 Excuse of Obligations                                               33

  23.2 Removal of Force Majeure                                            33

  23.3 Suspension of Obligations                                           34

24.  TERMINATION                                                           34

  24.1 Termination by the State                                            34

  24.2 Termination by Refiner                                              34

  24.3 Termination Notices                                                 36

  24.4 Termination by either Party                                         36

25.  CONSULTATION                                                          36

26.  REMEDIES                                                              37

  26.1 Liquidated Damages for the State's Failure to provide
       Crude Access                                                        37

  26.2 Liquidated Damages for the State's Failure to Ensure Sales
       to Domestic Producers                                               37

  26.3 No Set-offs, No Penalty                                             37

27.  DISPUTES AND ARBITRATION                                              37

  27.1 Disputes                                                            38

  27.2 Submission to ICSID                                                 38

  27.3 ICSID Arbitration                                                   38

  27.4 Award                                                               39

  27.5 Costs of Arbitration                                                39

  27.6 Stay of Other Proceedings                                           39

  27.7 Sole Expert                                                         39

28.  SOVEREIGN IMMUNITY                                                    40

21 May 97

29. LAW AND JURISDICTION                                         40

 29.1 Governing Law                                              40

 29.2 Submission to Jurisdiction                                 40

30. ASSIGNMENT                                                   40

31. OWNERSHIP OF MATERIALS AND CONFIDENTIALITY                   41

 31.1 Confidentiality and Publicity                              41

 31.2 Disclosure of Confidential Information                     41

32. MISCELLANEOUS                                                41

 32.1 Head Office                                                41

 32.2 Waiver                                                     41

 32.3 Severability                                               42

 32.4 Further Assurance                                          42

 32.5 Application for Authorisations                             42

 32.6 Protection of Project Site                                 42

 32.7 Entire Agreement                                           42

 32.8 Costs Generally                                            42

 32.9 Agreement Prevails                                         43

 32.10 Rights Cumulative                                         43

 32.11 Counterparts                                              43

 32.12 Relationship of Parties                                   43

 32.13 Listing on PNG Stock Exchange                             43

 32.14 Amendment of Agreement                                    43

 32.15 Notices                                                   43

SCHEDULE 1  CONDITIONS PRECEDENT TO REFINER'S AND
            DEVELOPER'S OBLIGATIONS                              46

APPENDIX A: CALCULATION OF IMPORT PARITY PRICE                   48

APPENDIX B: REFINERY PROPOSAL                                    51

21 May 97

                             PAPUA NEW GUINEA SEAL




                   THE INDEPENDENT STATE OF PAPUA NEW GUINEA
                        Oil and Gas Act, No. 49 of 1998

S.100

                             MEMORANDUM OF APPROVAL
                    (OF AN INSTRUMENT CREATING AN INTEREST)

                  PETROLEUM PROCESSING FACILITY LICENCE NO. 1

I, Dr. FABIAN POK, M.P., Minister for Petroleum and Energy, by virtue of the powers conferred upon me by the Oil and Gas Act No. 49 of 1998 and all other powers me enabling, do hereby approve the within application pursuant to
Section 100 of the said Act.

DATED this 16th day of August, 2000

/s/ Dr. FABIAN POK, M.P.
------------------------
HON. Dr. FABIAN POK, M.P.
Minister for Petroleum and Energy


The Minister for Petroleum and Energy on the 16th day of August, 2000 approved the within application

DATED this 17th day of August, 2000

/s/ C. Warrillow
----------------
C. Warrillow

A Delegate of the Director


ENTERED IN THE REGISTER this 17th day of August, 2000

/s/ C. Warrillow
----------------
C. Warrillow
A Delegate of the Director

AGREEMENT made on 29th May 1997 AMONG:

(1) THE INDEPENDENT STATE OF PAPUA NEW GUINEA, care of the Office of National Planning, Vulupindi Haus, 3rd Floor, P.O. Box 710, Waigani, National Capital District, Papua New Guinea (the "STATE");

(2) INTEROIL PTY LIMITED, a company duly incorporated in Papua New Guinea, of P.O. Box 30, Waigani, National Capital District, Papua New Guinea ("INTEROIL" or "REFINER"); and

(3) EP INTEROIL LTD., a company formed under the laws of the Cayman Islands, Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands, British West Indies ("EPIL" or "DEVELOPER").

RECITALS:

A.   Papua New Guinea produces significant quantities of crude oil.

B. At present there is no domestic oil refining facility, consequently, Papua New Guinea imports most of its requirements for refined petroleum products.

C. The State has determined in a decision of the National Executive Council dated 17 December 1993, that it wishes to encourage the development of domestic oil refining capacity in Papua New Guinea and to that end Developer proposes to relocate the former Chevron Nikiski Refinery to the Port Moresby Harbour area to provide an initial domestic oil refining capacity of approximately 35,000 barrels per day to fulfil the refined petroleum product needs of Papua New Guinea and export markets (the "REFINERY").

D. Developer has expressed interest in establishing the Refinery on a basis that will derive an appropriate return on its investment while securing appropriate benefits for the nation and, in particular, the people of Papua New Guinea.

E. The State acknowledges that Refiner has received IPA approval and certification for the Project and that the establishment of the Refinery is consistent with the State's development objectives.

F. Developer and Refiner shall establish and operate the Refinery on the terms and conditions set out herein.

THE PARTIES AGREE AND DECLARE AS FOLLOWS:

1.   INTERPRETATION

     1.1  DEFINITIONS

          In this Agreement, unless the context otherwise requires:

          "ABANDONMENT" means a determination by Refiner not to pursue the Project, as evidenced by a cessation of Implementation or Operations and no resumption by Refiner within 120 days; provided that, an Abandonment shall

21 May 1997
not result from delays caused by the contractor under the Construction Contract or delays in equipment delivery;

"ACCOUNTING PROFITS" means Refiner's book profits, calculated in accordance with generally accepted accounting principles and arrived at after deduction of:

(a) in relation to each year of income, the Income Tax which has been paid or will be payable by Refiner on its taxable income for that year; or

(b) in relation to an interim period prior to the finalisation of annual accounts, the Income Tax which will be payable by Refiner in respect of the taxable income derived by Refiner during that period on the basis that Refiner continued to derive income during the whole of the year of income of which the period forms a part at the same daily average rate as in that period;

"AFFILIATE" of any person means any other person which controls, is controlled by or is under common control with such first person (for the purpose of this definition, "control" of a person means the power to direct the management or policies of the person, whether through the ownership of voting securities, by contract, or otherwise);

"AFRA" means Average Freight Rate Assessment as published by the London Tanker Brokers Panel Limited on a monthly basis;

"AGREEMENT" means this Project Agreement and all schedules, appendices, attachments and annexes to this Project Agreement;

"APPROVED FINANCING PLAN" has the meaning given to it in Clause 10.1;

"AUTHORISATION" means any grant of rights, consent, permit, authorisation, registration, filing, agreement, notarisation, certificate, permission, licence, approval, authority or exemption from, by or with the State, any Government Agency, or Provincial Government;

"BASE LEASE" means the State Leases registered as Volume 18 Folio 44 and Volume 18 Folio 45 over Portions 1499 and 1500 respectively at Napa Napa, Port Moresby, Papua New Guinea entered into between Refiner and the State and dated 27 May 1996;

"BASE LEASE PERIOD" means the 99 year period from 1 February 1996 to 31 January 2095;

"BONDED STORE AREA" means a zone or area of land and sea where the State does not impose any Taxes on goods or services for import or export;

"BUSINESS DAY" means a day on which the banks in each of New York City, Sydney and Port Moresby are open for business;

"BUSINESS DEVELOPMENT PLAN" has the meaning given to it in Clause 6;

"CENTRAL BANK" means the bank of Papua New Guinea, being the Central Bank of PNG under the Central Banking Act;

21 May 97

"CENTRAL BANKING ACT" means the Central Banking Act (Chapter 138 of the PNG Revised Laws);

"COMMENCEMENT OF COMMERCIAL PRODUCTION" means the first day on which the Refiner is able to deliver Products from the Refinery, after the occurrence of successful commissioning and start-up pursuant to the Construction Contract;

"COMPANIES ACT" means the Companies Act (Chapter 146 of the PNG Revised Laws);

"CONSTRUCTION CONTRACT" means the contract or contracts to be entered into by Refiner with a construction contractor for the construction of the Project, which may include the provision of engineering and procurement services.

"CONSTRUCTION PERIOD" means the period beginning on the Effective Date and ending on Commencement of Commercial Production;

"CONSTRUCTION SCHEDULE" means the schedule of construction and performance milestones for the construction, testing and commissioning of the Refinery submitted by Refiner to the State;

"CRUDE" or "CRUDE OIL" means crude oil, whether produced domestically in PNG (or from the PNG offshore area) or imported into PNG, and other feedstocks required to operate the Refinery;

"CRUDE ACCESS" has the meaning given to it in Clause 18.1;

"CRUDE PURCHASE AGREEMENT" means an agreement between a producer of Crude Oil and Refiner for the purchase of Crude Oil by Refiner;

"DEVELOPER" means EP InterOil Ltd;

"DISTRIBUTABLE PROFITS" means, in relation to any date of determination, the greater of Refiner's current year's undistributed Accounting Profits or its accumulated retained earnings as of that date;

"DOMESTIC DISTRIBUTORS" means all distributors in PNG that distribute Products to retailers of such Products;

"DOMESTIC MARKET OBLIGATION" means a provision in a petroleum agreement between the State and a producer of domestic Crude Oil that obligates such producer to sell to oil refineries in PNG domestically produced Crude Oil at non-discriminatory market prices in order to meet the requirements of the Papua New Guinea market;

"EFFECTIVE DATE" means the date which is two (2) Business Days after the fulfillment or satisfaction of the last to be satisfied of the conditions precedent set out in Clause 3 or such other date as the Parties may agree in writing;

"ELCOM" means the Papua New Guinea Electricity Commission established under the Electricity Commission Act (Chapter 78 of the PNG Revised Laws);


                                       3
21 May 97

"ENVIRONMENTAL PLAN" means the environmental plan to be submitted by Refiner to the State in accordance with the Environmental Planning Act;

"ENVIRONMENTAL PLANNING ACT" means the Environmental Planning Act (Chapter 370 of the PNG Revised Laws);

"EXECUTION DATE" means the date of execution of this Agreement;

"FINANCING AGREEMENTS" means the loan agreements, notes, indentures, security agreements, guarantees and other documents relating to the construction financing and permanent financing (including refinancing) of the Project or any part thereof;

"FORCE MAJEURE" means any cause beyond the reasonable control of the Party failing to perform, including:

(a) fires, floods, earthquakes, storms, volcanic eruptions, typhoons, cyclones, tidal waves, snow and ice, epidemic, explosion, pestilence, holocaust, acts of supervening force, failure or breakdown of facilities and/or equipment of the Refinery from any other cause not specifically listed in this paragraph (a) or in paragraph (b) (provided that failure or breakdown of the facilities and/or equipment of the Refinery is not caused by the failure by the Party claiming Force Majeure to operate and maintain those facilities and/or equipment in accordance with good engineering and operation practices), restraint by court order or order of any Government Agency, export or import restrictions (including Customs clearance delays), closing of ports, airports, terminals, roadways, waterways or rail lines, rationing or allocation schemes (whether imposed by any Government Agency or by industry in cooperation with any Government Agency), or any labor or material shortage; or

(b) war (regardless of whether declared), act of civil or military authority, civil disturbance or disobedience, riot, sabotage, terrorism, threats of sabotage or terrorism, action or non-action by or inability to obtain the necessary Authorisation from any Government Agency, expropriation (or such action or actions which, when taken in the aggregate, have the effect of expropriation), requisition, confiscation, or landowner activity or actions by persons asserting rights as traditional owners of the land on and around which the Refinery is to be built;

"FOREIGN EXCHANGE REGULATIONS" means the Central Banking (Foreign Exchange and
Gold) Regulation made pursuant to the Central Banking Act;

"GOVERNMENT AGENCY" means any government or any governmental, semi-governmental or judicial entity, court or authority of the State, including, without limitation, any provincial government established under the Organic Law on Provincial Governments and Local-level Governments;

"HARBOURS BOARD" means the Papua New Guinea Harbours Board established under the Harbours Board Act (Chapter 240 of the PNG Revised Laws);

"ICSID" has the meaning given to in Clause 27.2;


                                       4
21 May 97

"IMPLEMENTATION" means the development, financing, construction, commissioning and other work to be carried out in connection with the Refinery prior to Commencement of Commercial Production;

"IMPORT PARITY PRICE" means, with respect to a Product, its Import Parity Price as determined in accordance with the provisions of Appendix "A";

"INCOME TAX" or "INCOME TAXES" means a levy, impost, deduction, charge, duty or tax based on or calculated from Refiner's revenues or net income or similar measure of performance;

"INDEPENDENT ACCOUNTANT" means a major certified accounting firm or such other registered accountant ordinarily resident in Papua New Guinea as the Parties may agree, or, in the absence of agreement, as determined by the President of the body regulating the standards and conduct of registered accountants in Papua New Guinea from one of the following firms of registered accountants or its successor in interest:

(a)  KPMG;
(b)  Coopers & Lybrand;
(c)  Ernst & Young;
(d)  Deloitte Touche Tohmatsu;
(e)  Price Waterhouse;

"INVESTORS" means the owners of the equity interests in Developer and Refiner, together with their respective successors and permitted assigns;

"IPA" means the Authority established under the IP Act;

"IP ACT" means the Investment Promotion Act 1992;

"K" or "KINA" means the lawful currency of Papua New Guinea;

"LENDER" means any party to the Financing Agreements that is lending money or otherwise providing credit and any agent or trustee acting for such party, together with their respective successors and permitted assigns;

"LOSS" means any loss, damage, liability, payment, obligation and expense (including without limitation reasonable lawyers' fees), but, in any event, excluding any indirect or consequential loss, damage, liability, payment, obligation or expense;

"MATERIAL CHANGE" means any event or condition that might materially adversely affect the business and operations of Developer and Refiner;

"MILESTONE SCHEDULE" has the meaning given to it in Clause 4.3;

"NOTICE OF INTENT TO TERMINATE" has the meaning given to it in Clause 24.3(1);

"OPERATIONAL PERIOD" means the period beginning Commencement of Commercial Production and expiring on the last day of the Term;

21 May 97

"OPERATIONS" means the operation of the Project in accordance with this Agreement;

"PARTIES" means the parties to this Agreement;

"PIONEER CERTIFICATE" has the meaning attributed to that expression in the Industrial Development (Incentives to Pioneer Industries) Act (Chapter 119 of the PNG Revised Laws);

"PLATT'S" means the Singapore Product Postings located in the PLATT'S Oilgram Price Report published by Standard & Poor's Corporation;

"PNG" or "PAPUA NEW GUINEA" means Papua New Guinea or, as the context requires, Papua New Guinean;

"PNG CONTROLLED COMPANY" means a company in respect of which:

(a)   the right to exercise one hundred percent (100%) of the voting power;

(b) the right to receive one hundred percent (100%) of the dividends that may be paid by the company; and

(c) the right to receive one hundred percent (100%) of any distribution of the capital of the company in the event of a winding up or of a reduction in the capital of the company,

are held, either directly, or through one or more interposed companies, each of which is itself a PNG Controlled Company under this definition, by Papua New Guinea citizens but does not include a company where the company is, or its directors are, accustomed or under an obligation, whether formal or informal, to act in accordance with the wishes of any person who is not a citizen of Papua New Guinea.

"PRODUCT" means motor gasoline (both leaded and unleaded), aviation gasoline, dual purpose kerosene, kerosene/Jet-A1, automotive diesel oil, gasoil, industrial diesel, industrial fuel oil, liquid propane gas, liquid butane gas, naphtha, residual fuel oil and such other commercially viable products of the kind that Refiner may from time to time determine to produce;

"PROJECT" means the relocation to, and the development, construction and operation of the former Chevron Nikiski Refinery and other new, used, modified and/or refurbished equipment and ancillary facilities at Napa Napa, Port Moresby, Papua New Guinea;

"PROJECT SITE" means the land, spaces, waterways, roads, wells and any rights acquired by Refiner under the Base Lease or to be acquired by Refiner for the purposes of the Project on, through, above or below the ground on which the Project or any part thereof is to be built (including any working and accommodation areas required by the Refiner and its contractors), all rights of way and access from public roads and highways, and, where applicable, railway and seaward access;

"PROVINCIAL GOVERNMENT" means the Central Province Provincial Government and the National Capital District Commission;

21 May 97

"REFINER" means InterOil Pty Limited;

"REFINER'S INDUSTRY" means the petroleum refining industry in Papua New Guinea involving the conversion of Crude Oil into Products;

"REFINERY" has the meaning given to it in the Recitals to this Agreement;

"REFINERY PROPOSAL" means the proposal of Developer and Refiner for development of the Refinery as set out in Appendix "B", together with any amendment or variation to the proposal in accordance with Clause 32.13.

"RELEVANT EXCHANGE RATE" for a given day, means the average of the previous twenty Business Days' average of the buy and sell rates for Kina published by Westpac Bank-PNG-Limited; or if such bank no longer quotes buy and sell rates for Kina, ANZ Banking Group (P.N.G.) Limited, Bank of South Pacific Limited or such other bank with offices in Port Moresby as is mutually determined by the Parties (for the purposes of this definition only Business Day means a day on which banks are open for business in Port Moresby);

"SERVICES" means any services, rights, benefits or privileges that are, or are to be, provided, granted or conferred under any agreement for or in relation to the performance of work (including but limited to work of a professional nature), the conferring of rights or benefits or privileges for which consideration is payable by way of fee, royalty, tribute, levy or similar exaction or the carriage, packaging or storage of any property or the doing of any act in relation to any property and agreements for the provision of services, whether of a professional or technical or banking or other nature;

"SITE ASSESSMENT" has the meaning given to it in Clause 14;

"SOLE EXPERT" means a person appointed by agreement between the Parties in dispute to resolve any difference of view or disagreement between such Parties and who shall not be or have been an employee of the State or any Government Agency or Refiner or any Affiliate of Refiner, or in the event that the Parties in dispute fail to agree on the appointment of the Sole Expert a person appointed by the Chairman of the Administrative Council of ICSID or his designee;

"SOURCING PLAN" has the meaning given to it in Clause 6;

"STATE FORCE MAJEURE" means any Force Majeure described in paragraph (b) of the definition of Force Majeure or any other Force Majeure caused by any act or omission of the State of any Government Agency;

"TARGET DATE" has the meaning given to it in Clause 12.3;

"TAX" means any levy, impost, deduction, charge on goods and Services, duty or withholding tax or charge (together with any related interest, penalty, fine and expense in connection with any of them) levied or imposed by any Government Agency, other than Income Tax, and including (without limitation) any tax in the nature of import duty, export duty, excise or other tax or duty.

21 May 97
     franchise free, sales tax, turnover tax, value added tax, consumption tax or other tax whether imposed upon goods or Services;

     "TAX ACT" means the Income Tax Act 1959 and includes where appropriate any associated Act prescribing rates of tax;

     "TERM" has the meaning given to it in Clause 2;

     "TRAINING AND LOCALISATION PROGRAMME" means the Refiner's programme for the training of PNG employees and the replacement of expatriate employees with PNG employees, as submitted to the Department of Labour and Employment from time to time;

     "VAT" means Value Added Tax, which may be included in the PNG tax system;
     and

     "WORLD SCALE" means the New Worldwide Tanker Nominal Freight Scale published annually and amended from time to time by the World Scale Association.

1.2  GENERAL

     In this Agreement, including the Recitals, unless the context otherwise requires:

     (a)  the singular includes the plural and vice versa;

     (b) a word denoting an individual or person includes a corporation, firm, partnership, joint venture, association, authority, trust, state or government and vice versa;

     (c)  a word denoting any gender includes all genders;

     (d) a reference to Recital, Clause, Schedule, Appendix or Annexure is to a recital, clause (including sub-clauses, paragraphs and sub-paragraphs), schedule, appendix or annexure of or to this Agreement;

     (e) a reference to any agreement or document is to that agreement or document (and, where applicable, any of its provisions) as amended, novated, supplemented or replaced from time to time;

     (f) a reference to any Party includes that Party's executors, administrators, substitutes, successors and permitted assigns; and

     (g) a reference to any legislation or legislative provision includes any statutory modification or re-enactment of, or legislative provision substituted for, and any subordinate legislation under, that legislation or legislative provision.

1.3  HEADINGS AND PARTS OF SPEECH

     In this Agreement, including the Recitals:

21 May 97

             (a) headings are not part of this Agreement. They are for convenience of reference only and do not affect interpretation; and

             (b) where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning.

2.      AGREEMENT - COMMENCEMENT AND TERM

        This Agreement shall have a term (the "TERM") beginning on the Execution Date and ending on the first to occur of (i) the thirtieth anniversary of Commencement of Commercial Production, (ii) the date on which the Base Lease terminates, and (iii) the date that this Agreement is terminated pursuant to Clause 24, subject in each case to extension by agreement of the Parties.

3.      CONDITIONS PRECEDENT

        3.1     CONDITIONS PRECEDENT TO REFINER'S AND DEVELOPER'S OBLIGATIONS

                All of the obligations of the Refiner and Developer under this Agreement (other than the obligations under Clauses 4.1, 4.3 and 6(f) are subject to the fulfilment of the conditions set out in
                Schedule 1.

        3.2     CONDITIONS PRECEDENT TO STATE'S OBLIGATIONS

                All of the obligations of the State under this Agreement (other than the State's obligations under Clauses 4.2, 11 and 14(b)) are subject to the fulfilment of the following conditions:

                (a) the submission to the Central Bank by Developer and Refiner of a final financing plan for the Project that is consistent with the Foreign Exchange Regulations and Clause 10;

                (b) receipt by the State of written confirmation from Australia and New Zealand Banking Group (PNG) Limited that it holds credit account balances in the name of Refiner in Kina and foreign currency which in aggregate, taking the Kina and Kina equivalent of the foreign currency, exceed K10,000,000;

                (c) receipt by the State of written confirmation from The R-M Trust Company in Canada that it is holding funds on behalf of S.P. InterOil, LDC exceeding US$35,000,000;

                (d) receipt by the State of confirmation which may be in the form of a legal opinion or otherwise that Developer owns the principal components of the former Chevron Nikiski Refinery free from any encumbrances;

                (e) the submission to the State of a letter from Enron Corp. expressing its intent to provide funds to its subsidiary to invest in the Project in accordance with Developer's shareholders' agreement dated January 1997 between the Investors; and

21 May 97

          (f) the submission to the Department of Environment and Conservation of the State of the Environmental Plan for the Project in accordance with Clause 14(a).

     3.3  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

          The obligations of all the Parties under this Agreement (other than the obligations of Refiner under Clauses 4.1, 4.3 and 6(f) and the obligations of the State under Clauses 4.2, 11, 14(b), 18 and 19) are subject to the fulfillment of the following conditions:

          (a) the finalisation and execution of the Financing Agreements on terms and conditions satisfactory to Refiner and the satisfaction of all conditions precedent to first funding thereunder, except where the failure to satisfy such conditions precedent is solely the fault of Developer or Refiner;

          (b) the finalisation and execution of Crude Purchase Agreements with domestic producers of Crude Oil on terms and conditions satisfactory to Refiner for such amounts of Crude Oil as in the reasonable opinion of Refiner are necessary to commence Operations; and

          (c) the finalisation and execution of sales agreements for the sale of Products by Refiner to Domestic Distributors for all of their requirements for Products which the Refinery has available capacity to provide, for such period and on such terms and conditions as in the reasonable opinion of Refiner are necessary to commence Operations.

4.   PRELIMINARY OBLIGATIONS AND MILESTONES

     4.1  COMMERCIAL AND FINANCING AGREEMENTS

          Notwithstanding Clauses 3.1 and 3.3, Refiner shall:

          (a) use its reasonable efforts to negotiate, finalise and obtain the execution of the Financing Agreements (including the satisfaction of all the conditions precedent thereunder), the Crude Purchase Agreements and the sales agreements for the sale of Products, all as referred to in Clause 3.3;

          (b) apply in the normal course and in a timely manner (as required under relevant PNG legislation) for all Authorisations necessary to satisfy the conditions precedent set out in Schedule 1; and

          (c) prepare and submit to the State a quarterly report, commencing with a report for the first three full calendar months after the Execution Date and thereafter until Commencement of Commercial Operations, summarising in reasonable detail the status of negotiations and results of Refiner's obligations under Clause 4.1(a).

21 May 97

4.2  GRANT OF AUTHORISATIONS

     Notwithstanding Clauses 3.2 and 3.3, the State shall ensure that all Departments and Ministers of the State and other Government Agencies, and use its reasonable efforts to ensure that the National Capital District Commission and any relevant provincial government of PNG, process Refiner's applications for Authorisations as soon as possible and grant the Authorisations necessary to satisfy the conditions precedent set out in
     Schedule 1 no later than the second milestone date under Clause 4.3.

4.3  MILESTONE SCHEDULE AND SECURITY BOND

     The Parties acknowledge and agree that the Milestone Schedule set forth below (the "MILESTONE SCHEDULE") is an estimate with which Developer and Refiner will attempt to comply. Refiner shall lodge a security bond in an amount of K50,000, supposed by a cash deposit or bank guarantee, in the form and manner provided by Section 102 of the Petroleum Act (Chapter 198 of the PNG Revised Laws) for the holders of petroleum licences under that Act, as security for the achievement by Developer and Refiner of the milestones in the Milestone Schedule. If any milestone is not achieved for reasons other than:

     (a)  Force Majeure through no fault of Developer or Refiner; or

     (b) any action or inaction by the State, regardless of whether such action or inaction would constitute a breach of the State's obligations hereunder,

     the State may enforce the security bond and either the cash deposit will be forfeited by Refiner or the State will have the right to recover the amount of the security bond under the bank guarantee. Thereafter, Developer and Refiner must lodge a new security bond supported by a cash deposit or bank guarantee as a security for the achievement by Developer and Refiner of the subsequent milestones in the Milestone Schedule. Except for the State's right to the security bond upon a failure to achieve the milestones below and without prejudice to any right the State might otherwise have under Clause 24 to terminate this Agreement, Refiner shall incur no liability nor shall the State recover any remedies or damages hereunder as a result of the failure of Refiner to achieve any milestone in the Milestone Schedule.

     Milestone                     Date (unless otherwise agreed by the Parties)
     ---------                     ----

     Commencement of preliminary   One (1) month after the Execution Date
     site work on the Project
     Site and repair of roads
     accessing the Project Site

     Closing under the Financing   Eleven (11) months after the Execution
     Agreements and effectiveness  Date
     of the Construction Contract


                                       11
21 May 97

                  Tow-out of refurbished equipment     Ten (10) months after actual closing
                  on barges for transport to PNG       under Financing Agreements and effectiveness
                                                       of the Construction Contract

                  Commencement of Commercial           Four (4) months after actual tow-out of
                  Production                           refurbished equipment on barges for
                                                       transport to PNG

                  If Refiner fails to achieve a milestone because of a Force Majeure or State action described in (a) or (b) above, such milestone shall be extended by the period of time such Force Majeure or State action prevents Refiner from achieving the milestone.

         4.4      ARRANGEMENTS PRIOR TO FINANCIAL CLOSE

                  The State acknowledges that Refiner's export sales from Products will not always generate enough foreign currency for the purposes set out in Clause 10.6(c), (d) and (e) because Refiner will be first selling its Products to the PNG domestic market. The Parties agree that, before the second milestone in Clause 4.3 is reached, it will be necessary for Refiner and the Central Bank to meet mutually acceptable arrangements for Refiner to convert Kina funds into foreign currency and hold them in foreign currency accounts for such purposes. Failure to reach such arrangements is likely to delay closing under the Financing Agreements. Therefore, if agreement is not reached on these arrangements, the second milestone and all subsequent milestones in Clause 4.3 will be suspended.

5.       REFURBISHMENT OF REFINERY

         Developer and Refiner shall ensure that:

         (a) the Refinery and its emission levels meet the standards for air emissions and liquid effluents as laid down in the Pollution Prevention and Abatement Handbook for
                  Environmentally Sustainable Development - Part III Petroleum Refining, September, 1996, issued by the World Bank Environmental Department;

         (b) any previously used equipment in the Refinery is renovated to "as new" condition, and all columns, heat exchangers and pressure vessels conform to the ASME Boiler & Pressure Vessel Code, Section VIII;

         (c) notwithstanding the requirements of the ASME Boiler & Pressure Vessel Code Section VIII, all pressurised equipment handling hydrocarbons (whether this equipment is new or used) is subject to hydraulic pressure testing prior to the commissioning of the Refinery;

         (d) all pipework of two inches nominal bore or under in the Refinery is renewed during development of the Refinery;

         (e) all tankage, instrumentation and utilities that comprise part of the Refinery are of new or "like new" quality and conform to internationally recognised standards; and

         (f) the State receives independent verification from an internationally recognised inspection agency approved by the State of the certification of the Project pursuant to the Construction Contract, the Refinery's compliance with paragraphs (a) and (c) above and its substantial compliance with paragraph (b), (d) and (e) above.

         Refiner shall not commence Operations, other than for testing prior to commissioning and Commencement of Commercial Operations, until the Refinery complies with paragraphs (a), (c) and (f) above and substantially complies with paragraphs (b), (d) and (e) above. For the purposes of paragraph (f) above, Refiner shall give written notice to the State of the international inspection agency it intends to use and the State shall within 14 days after such notice either approve that agency (such approval not to be unreasonably withheld) or disapprove it giving reasons in writing for doing so. Refiner shall bear the cost of the international inspection agency which carries out the verification.

6.       OBLIGATIONS OF REFINER

         In addition to the other obligations of Refiner set out in this Agreement, Developer and Refiner shall have the following specific obligations:

         (a) To develop the Project and cause the Refinery to be constructed substantially in accordance with the specifications and capacity provided in the Refinery Proposal;

         {b) To submit to the State the Construction Schedule no later than 120 days after the conditions set forth in Clauses 3.1 have been satisfied, and to use all commercially reasonable efforts to ensure that construction and start up of operations of the Project are conducted in accordance with the Construction Schedule, subject to delays beyond the control of Refiner and its contractors;

         (c) To prepare and submit to the State, within 180 days after the conditions set forth in Clauses 3.1 and 3.3 have been satisfied or as soon thereafter as is practicable, a plan for the use of products and Services sourced in PNG by the Refinery in its operations (the "SOURCING PLAN");

         (d) To prepare and submit to the State, within 180 days after the conditions set forth in Clauses 3.1 and 3.3 have been satisfied or as soon thereafter as is practicable, a plan for the potential business that may be generated as a result of the Refinery's operations for PNG Controlled Companies (the "BUSINESS DEVELOPMENT PLAN");

         (e) To prepare and submit to the State an annual report summarising the progress that the Project has made under the Sourcing Plan and the Business Development Plan;

         (f) Prior to Commencement of Commercial Production, to prepare and deliver to the State quarterly progress reports relating to the progress of the construction of the Project and Commencement of Commercial Production;

         (g) To test, commission and start up operations of the Project in accordance with the performance tests set forth in the Construction Contract;

         (h) To operate and maintain the Project during the Term in accordance with applicable law from time to time; and

         (i) To request and apply to the State and any applicable Government Agencies for all necessary Authorisations contemplated under this Agreement.

7.       OBLIGATIONS OF THE STATE

         In addition to the other obligations of the State set out in this Agreement, the State shall have the following specific obligations:

         (a) To assist Refiner in obtaining and maintaining the effectiveness of all Authorisations in accordance with, and as required by, Clauses 8, 9, 10, 11, 12, 13, 14, 15, 16 and
                  17; and

         (b) To promptly implement its obligations under Clauses 18 and 19.

8.       INVESTMENT INCENTIVES

         8.1      BUSINESS INCENTIVES

                  Refiner shall be granted and enjoy the business incentives currently available to all foreign investors under relevant Papua New Guinea laws, subject to compliance with those laws. Refiner acknowledges that it must in many cases apply as a formality for the business incentives to the relevant Government Agency, but the State agrees that, where Refiner has applied in accordance with the applicable law, Refiner shall be granted such incentives.

         8.2      PIONEER CERTIFICATE

                  The State covenants and agrees that the tax exemption made available to Refiner under Section 18 of the Industrial Development (Incentives to Pioneer Industries) Act (Chapter 119 of the PNG Revised Laws) by virtue of the Pioneer Certificate will continue to be available to the Refiner and remain in force beginning upon the date of Commencement of Commercial Production and ending on the fifth anniversary of the last day of the year of income in which the date of Commencement of Commercial Production occurred.

         8.3      IMPORT AND VALUE ADDED TAXES

                  Developer and Refiner and their respective agents and contractors shall have the right to acquire, construct and import into PNG a complete and self contained, fully operational, barge-mounted refinery and new, used, modified, and/or refurbished equipment, including but not limited to, a crude unit, naphtha hydro-desulphuriser reformer, isomerisation unit and ancillary equipment, light and liquids fractionation, stripping, storage, water treatment, boilers, related processing, support utilities, loading, unloading, utilities, power generation equipment and such other ancillary capital equipment as is necessary for the implementation of the Refinery and associated consummables and spare parts necessary for the Commencement of Commercial Operations (the assets and all related expenses above being collectively referred to as the "EXEMPT GOODS") in each case free and clear of and without any deduction or withholding for or on account of any import duties or VAT, and an exemption to such effect shall be granted by the State. Goods and equipment that (i) are not an integral part of the Refinery, and (ii) are available to Refiner in PNG as required by and in accordance with Clause
                  12.1 are not Exempt Goods.

                  The State acknowledges that the Exempt Goods are "Capital Machinery" falling within Divisions 84 and 85 of the Customs Tariff Act 1990 and as such will qualify for exemption from import duties under the Notice of Exemption published in National Gazette No. G24 of 10 March 1995.

                  The Parties acknowledge that PNG does not currently impose VAT; however, a VAT system may be in effect in PNG at the time the Exempt Goods are acquired and imported. When the VAT system is enacted in PNG, the State shall grant any necessary exemption to give effect to this Clause 8.3.

         8.4      RIGHT TO EXPORT

                  Subject to:

                  (a) any requirement of defence and the safety of the public and quarantine;

                  (b) the obligations of the State under multilateral international agreements to which the State is a party; and

                  (c) any determination by the National Executive Council of the State (notice of which has been given to Refiner) that the export of any Products to a particular place is not permitted, the State shall ensure that:

                  (d) Refiner has the right to export from Papua New Guinea the Products resulting from the Operations; and

                  (e) customers of Refiner who purchase the Products resulting from the Operations on an f.o.b. basis in Papua New Guinea for export are allowed to export such Products; and

                  (f) no Products resulting from the Operations and exported by Refiner or customers of Refiner who purchased the Products on an f.o.b. basis for export will be subject to any Tax, licence, permit or impost of any nature whatsoever.

         8.5      BONDED STORE AREA

                  The State shall ensure that Refiner is issued a licence as prescribed in Section 54 of the Customs Act (Chapter 101 of the PNG Revised Laws) that covers the Base Lease, and such other storage terminal areas deemed necessary by Refiner to operate the Refinery.

         8.6      PROVINCIAL AND LOCAL TAXES

                  The State will use its best endeavours to ensure that Refiner is exempt from any Taxes imposed by any provincial or local-level government (including the National Capital District Commission) that discriminate, or have the effect of discriminating, against Refiner, the Products and Refiner's Industry.

         8.7      STATE TAX INDEMNITY

                  The State agrees to indemnify and hold harmless the Refiner against any amounts which the Refiner may be called upon to pay in respect of any Tax or Income Tax or otherwise (including any assessment, reassessment, amended assessment, default assessment, penalty, fine or other obligation in relation thereto) as a result and to the extent of the State's undertakings in this Clause 8 not being fulfilled or the benefit of those provisions not being received by Refiner. The State will ensure that any indemnity payment made pursuant to this clause will not be subject to any Income Tax or Tax and, in the event any payment under this Clause 8.7 is subject to Income Tax or Tax, such payment due to Refiner shall be increased or grossed-up so that the net amount actually receivable by Refiner after the deduction, levy or withholding of such aforesaid taxes or amounts is the amount that would have been due had no such taxes or amounts been deducted, levied or withheld.

9.       AUTHORISATIONS AND ALLOWANCES

         9.1      TAXATION AND OTHER INCENTIVES

                  (A) GENERAL. To the extent that any Authorisations or other documentation is required by the Refiner to avail itself of the incentives and tax treatment set forth in Clause 8 above, the State shall grant or procure the grant of such Authorisations or other documentation to Refiner as soon as practicable after the Execution Date.

                  (B) COMMISSIONER GENERAL OF INTERNAL REVENUE. Where any right or assurance is given to or conferred upon Refiner under this Agreement and such right or assurance requires the Commissioner General of Internal Revenue to:

                           (i) approve any permit, exemption, act, or other matter; or

                           (ii) grant or issue any authority or approval under the Tax Act including tax clearance certificates under Part IX Division 2 of the Tax Act;

                           and Refiner has supplied any necessary information to the Commissioner General of Internal Revenue, the State shall, upon request from Refiner, ensure by policy directions or otherwise to the Commissioner General of Internal Revenue, that such approval is given and any authority, including the issue of a tax clearance certificate, is granted.

         9.2      HARBOURS BOARD

                  The State will use its best efforts to ensure that the Harbours Board grants any necessary approvals for the construction and operation of those parts of Refiner's facilities for the Project which are in or encroach upon the declared port of Port Moresby, and does not discriminate against Refiner and any Affiliate providing services to the Project (including, without limitation, any Affiliate providing barging, storage and transportation of Products by sea) in relation to any charges or dues that the Harbours Board or any other government, semi-government authority or person having jurisdiction may levy including, but not limited to discriminatory port dues, navaid charges, pilotage, wharfage charges, berthage charges and charges for Customs officers that may be levied.

         9.3      COASTAL SHIPPING

                  (a) Subject to Clause 12.1, Refiner shall have the right to use international flagged vessels with displacement of 5,000 tonnes or more for shipping, floating storage, transportation and freight of any product or goods needed for operation of the Refinery, including Crude Oil, blended products, chemicals, reagents, catalyst, additives, naphtha feedstocks, blending agents, octanes, LPG, benzene and refined products and equipment. Subject to Clause 12.1 and paragraph (b) below, the State shall grant, or procure the grant by any relevant Government Agency, of any Authorisation of the State or any Government Agency under the Merchant Shipping Act (Chapter 242 of the PNG Revised Laws), the Harbours Board Act (Chapter 240 of the PNG Revised
                           Laws) or legislation dealing with like or similar subject matter to permit Refiner to do the foregoing things, and shall not require Refiner to use PNG flagged vessels for such things.

                  (b) If Refiner requires any Authorisation under the Merchant Shipping Act or the Harbours Board Act (or the Regulations or By-Laws thereunder), or under any other legislation dealing with like or similar subject matter, Refiner shall make application for such Authorisations to the responsible Government Agency in the normal course and in a timely manner (as required under the relevant legislation) for such Authorisations and comply with any necessary formal procedures associated with the grant or issue of such Authorisations.

         9.4      WATER RESOURCES

                  If Refiner shall require any Authorisation in relation to:

                  (a) the investigation of water sources on or close to the Project Site;

                  (b) sourcing of water for drinking or industrial purposes;

                  (c) treatment of water for drinking or industrial purposes;

                  (d)      storage of water by tanks or other means; and

                  (e)      disposal of waste water,
                  then the State shall grant or procure the grant by any relevant Government Agency (including, within the National Capital District, NCD Water and Sewerage Pty Ltd) of any Authorisation that may be necessary or desirable to Refiner, including, without limitation, any Authorisation that may be necessary or desirable under the Public Health Act (Chapter 226 of the PNG Revised Laws), the Water Resources Act (Chapter 205 of the PNG Revised Laws), the National Water Supply and Sewerage Act (Chapter 393 of the PNG Revised Laws) or the National Capital District Water Supply and Sewerage Act 1996.

         9.5      ROAD AND UTILITY ACCESS

                  (a) If utilities are available on the southern side of Port Moresby Harbour, the State shall ensure that Refiner has access to those utilities in common with other users. Utilities include but are not limited to roads, water, electricity, sewerage and other infrastructure provided by the State or any Government Agency.

                  (b) Refiner shall have the right at its own expense to upgrade, repair and maintain the access roads to the Project Site to meet the needs of the Project. If any access road must be re-routed for this purpose, Refiner shall negotiate with the traditional landowners to purchase the additional land required or acquire any necessary easements or rights of way. If Refiner is unable to reach agreement with the traditional landowners within a reasonable time, the State shall use its powers of compulsory acquisition under the Land Act to acquire the additional land required and Refiner shall pay to the State the cost of doing so.

         9.6      PIPELINE EASEMENTS

                  The State shall grant or procure the grant by any relevant Government Agencies of all easements or rights of way that the Project may require for the construction and operation of pipelines and flare stacks within the Project Site and from the Project Site to the tank farms or other load out points of the Project, at no cost to Developer and Refiner, other than generally applicable application fees and similar charges.

         9.7      IP ACT

                  The State shall ensure that the certificate of Refiner issued under the IP Act in respect of the activities contemplated or required to be carried out under the Refinery Proposal is not canceled or varied (otherwise than for breach of a material term or condition of such certificate) during the Term and is unconditional or subject only to such conditions as are acceptable to Refiner in respect of the Refinery and Refiner's Operations or as required under the IP Act.

         9.8      PROVINCIAL GOVERNMENTS

                  If the Refiner shall require any lease or Authorisation of any Provincial Government or any other political subdivision of or within the State or any Provincial Government, for the construction or operation of the Project, the State shall assist Refiner in obtaining any such lease or Authorisation.

         9.9      FINANCING REQUIREMENTS

                  The State shall grant or procure the grant of all Authorisations required to be obtained from the State or any Government Agency for Refiner or for the construction, financing, ownership, operation or maintenance of the Project as identified in or contemplated by the Financing Agreements.

         9.10     ASSURANCES AS TO CONTINUED EFFECTIVENESS

                  The State shall further ensure that such Authorisations and other documentation contemplated in this Clause 9 and throughout this Agreement are not terminated, revoked, limited or restricted and continue to be effective during the Term.

10.      FOREIGN EXCHANGE

         10.1     FINANCING PLAN

                  Developer and Refiner shall submit the final financing plan for the Project to the Central Bank prior to the execution of the Financing Agreements to satisfy the condition precedent in Clause 3.2(a). The final financing plan will:

                  (a) set out in reasonable detail the manner in which Developer and Refiner intend to finance the total cost of the Project through to Commencement of Commercial Production, including a reasonable provision for working capital to maintain Operations;

                  (b) provide for a maximum debt:equity ratio for Refiner (including indebtedness to shareholders and other associated parties) of 5:1;

                  (c) identify sources of the proposed debt finance and the terms and conditions of such debt finance, including in particular the cost of funds (identifying all fees, charges and commissions as well as interest rates or interest margins);

                  (d)      the security to be provided for the financing;

                  (e) identify, and justify to the satisfaction of the Central Bank, Refiner's need for foreign currency accounts for the purposes of Clauses 10.6 and 10.7; and

                  (f) identify capital to be used by Refiner in carrying out the project as equity or debt, as the case may be. For the purposes of this clause 10, "equity" shall mean ordinary shares, preference shares which have been designated at the time of their issue as "equity" by a notice to the Central Bank and undistributed accounting profits.

                  The State shall ensure that the Central Bank gives expeditious consideration to the final financing plan and requests any further information required from Developer and Refiner. Within fifteen Business Days of the date of receipt of the submission of the final financing plan, the Central Bank shall notify Developer and Refiner in writing whether or not the final financing plan has been approved. If and when it is approved, it will thereupon become the "APPROVED FINANCING PLAN". If at any time Developer and Refiner wish to change the Approved Financing Plan, they shall submit the proposed changes to the Central Bank and if required meet to discuss the changes with the Central Bank. Within fifteen Business Days of the date of receipt of the submission of the changes, the Central Bank shall notify Developer and Refiner in writing whether or not the changes have been approved.

                  If either the final financing plan or any changes to it are not approved but Refiner is of the view that it provides for the financing of the Project in a manner which is commercially and economically reasonable, Refiner shall refer the issue to the State by written notice and the State through its Minister for Finance or his representative shall, within a further ten Business Days after such notice, meet with the Governor of the Central Bank and they shall jointly decide whether the financing is commercially and economically reasonable. If they decide that it is, the final financing plan or such changes shall be approved.

         10.2     EQUITY INVESTMENT IN REFINER

                  In accordance with the Approved Financing Plan, Developer may make equity investments in Refiner which may be in the form of a subscription for ordinary shares (fully paid or partly paid) of Refiner; a subscription for redeemable preference shares of Refiner issued at par or with a fully paid premium; or other instruments classified as equity. The Central Bank shall give authority under the Foreign Exchange Regulations for Refiner:

                  (a) to allot or issue the ordinary shares, redeemable preference shares and other instruments subscribed for by Developer classified as equity under internationally generally accepted accounting principles or under clause 10.1(f);

                  (b) to make an entry in its register that recognises and gives the effect to the allotment and issue of the ordinary shares, redeemable preference shares and other instruments classified as equity to Developer; and

                  (c) to export scrip representing such ordinary shares, redeemable preference shares and other instruments classified as equity to Developer,

                  subject to the conditions that:

                  (d) Developer provides information about the nature and amount of funds invested or brought into the country for or in respect of its acquisition of the shares or the making of the shareholder loans; and

                  (e) completes and submits to the Central Bank the required forms under the Foreign Exchange Regulations.

         10.3     OVERSEAS BORROWINGS BY REFINER

                  In accordance with the Approved Financing Plan, the Central Bank shall give authority under the Foreign Exchange Regulations for Refiner to borrow in foreign currency from sources {including shareholders) outside Papua New

                  Guinea for the purpose of financing or refinancing the Project, provided that the following basic requirements are met:

                  (a) the currency of borrowing is readily convertible into Kina;

                  (b) the interest rate, fees and charges applicable to the borrowing when combined do not exceed the level which is commercially and economically reasonable for a project such as the Project;

                  (c) there is no condition attached to the financing which may result in Refiner becoming liable for the debts of third parties who are not residents of Papua New Guinea;

                  (d) the term of the borrowing is for a period of one year or more;

                  (e) after the borrowing Refiner will have a maximum debt to equity ratio of 5:1 (including indebtedness to shareholders and other associated parties) and of 3:1 (excluding indebtedness to shareholders and other associated parties);

                  (f) a copy of the supporting documentation (principally the loan agreement and security documents) is forwarded to the Central Bank;

                  (g) the form required under the Foreign Exchange Regulations is completed and signed by Refiner and submitted to the Central Bank providing full details of foreign currency loans; and

                  (h) the form required by the Foreign Exchange Regulations is completed and signed by Refiner and submitted to the Central Bank for every drawdown under foreign currency loans.

         10.4     PAYMENTS FOR GOODS AND SERVICES

                  Where the Implementation or Operations of the Project requires, as permitted elsewhere by this Agreement, the import of goods (including Crude Oil) by Refiner from outside Papua New Guinea, or the acquisition by Refiner of Services from outside Papua New Guinea, Refiner may contract to pay for such goods or such Services in foreign currency.

                  Refiner may pay in a foreign currency for the purchase of domestically produced Crude Oil from a company which is:

                  (a)      a foreign company; and

                  (b) managed and controlled by Refiner in Papua New Guinea and which engages in no other activity than the purchase of Crude Oil from domestic producers,

                  provided that:

                  (c) the price paid to the foreign company is the same as that paid by the foreign company to the domestic producer, and is paid into a special purpose foreign currency account held by that company with a bank in Papua New Guinea;

                  (d) in addition to funds required to make the payments referred to in paragraph (c), the company is funded by Refiner only to the extent necessary to pay bank charges, principal and interest, corporate fees and other necessary statutory fees: and

                  (e) the Crude Oil purchased does not originate from a domestic producer under an obligation to supply Crude Oil to the domestic market and accept payment therefor in kina, which obligation is unsatisfied at the time of purchase.

                  The Central Bank shall grant authority to Refiner to convert kina to a foreign currency for the purpose of making the payments referred to in this clause 10.4.

         10.5     PAYMENT OF DIVIDENDS

                  (a) Before paying any dividends to shareholders outside Papua New Guinea, Refiner shall present to the Central Bank a set of financial statements, including a profit and loss statement and a balance sheet, which:

                           (i) have been certified by a duly authorised officer of Refiner as having been prepared in accordance with generally accepted accounting principles; and

                           (ii) show that there are Distributable Profits in respect of which, or in respect of part of which, the dividends are to be declared, and a copy of the resolution of the board of directors of Refiner authorising that dividend, and a tax clearance certificate under Part IX Division 2 of the Tax Act covering the amount of the dividends.

                  (b) Within a period of ten Business Days after the date of receipt of the financial statements submitted in support of a proposed dividend, the Central Bank may, if on reasonable grounds it is not satisfied that there are Distributable Profits out of which the dividend can be paid, require Refiner to submit financial statements audited by an Independent Accountant and showing that there are sufficient Distributable Profits.

                  (c)      Dividends of Refiner which are:

                           (i)      declared not more frequently than quarterly;
                                    and

                           (ii)     payable out of Distributable Profits,

                           will be approved by the Central Bank.

                  (d) The State shall ensure that Central Bank will respond to any application by Refiner for authority for payment of a dividend within 30 days from the date on which the financial statements referred to in paragraph (a) were received or, in the case where the Central Bank has required audited financial statements, within 30 days from the date on which the

                           Central Bank has received financial statements showing that there are sufficient Distributable Profits.

         10.6     FOREIGN CURRENCY ACCOUNTS

                  Following approval of the final financing plan under Clause
                  10.1 and in accordance with the Approved Financing Plan, the Central Bank shall grant Refiner authority to maintain one or more foreign currency accounts in US Dollars or any other fully convertible currency. The Central Bank shall give authority under the Foreign Exchange Regulations for the opening of such accounts not later than the time when the second milestone in Clause 4.3 is reached. Refiner may retain in its foreign currency accounts:

                  (a) funds received or transferred to it in foreign currency as part of the equity investment of Developer or Refiner's foreign currency borrowings, in accordance with the Approved Financing Plan; and

                  (b) proceeds of its sale of Products to purchasers outside Papua New Guinea,

                  to the extent necessary to enable Refiner to draw on the accounts during such period as may be approved by the Central Bank at the time the Approved Financing Plan is approved, in respect of:

                  (c) repayments of, or payments of interest, service charges, fees and expenses on or related to, its foreign currency borrowings;

                  (d) commitments in foreign currency for the supply of goods (including without limitation consumables and imported Crude Oil) and the Services of foreign employees and consultants (including without limitation under operations and maintenance contracts and administrative and commercial services contracts); and

                  (e) dividends approved by the Central Bank in accordance with Clause 10.5; and

                  (f)      any other payment approved by the Central Bank.

                  Furthermore, if and to the extent that the amounts otherwise retained in its foreign currency accounts under this Clause
                  10.6 are not sufficient at any time to meet its commitments referred to in paragraph (d) above plus the next two periodic payments of principal plus interest on Refiner's foreign currency borrowings referred to in paragraph (c) above, Refiner may request authority to convert the proceeds of its sale of Products to purchasers in Papua New Guinea into foreign currency and pay those proceeds into its foreign currency accounts and the Central Bank shall deal with such requests expeditiously.

                  Refiner shall provide to the Central Bank the following reports in respect of each foreign currency account authorised by the Central Bank in relation to this Agreement:

                  (g) a monthly report detailing the flow of funds into and out of the account;

                  (h) a quarterly forecast report on foreign currency transactions;

                  (i) a six monthly report including certified copies of bank statements on the flow of funds into and out of the account; and

                  (j) any other report relating to foreign currency accounts as may be generally required by the Central Bank from time to time.

         10.7     RETURN OF SURPLUS FOREIGN CURRENCY

                  Except as provided for in Clause 10.6 or otherwise permitted under this Agreement or the Foreign Exchange Regulations, Refiner shall convert its foreign currency earnings from the Operations into Kina and remit the proceeds to Papua New Guinea to a bank account in the name of Refiner for its use.

         10.8     STATE'S ACTION TO ENSURE COMPLIANCE

                  Where any right or assurance given to Refiner under this Clause 10 requires the Central Bank:

                  (a)      to approve any act, matter or thing; or

                  {b) to grant authority under the Foreign Exchange Regulations for its exercise or performance,

                  and Refiner has supplied any necessary information to the Central Bank and otherwise met the conditions of this Clause 10, the State shall, upon request from Refiner, ensure by policy directions to the Central Bank or otherwise that such approval is given or such authority is granted.

         10.9     RIGHTS UNDER FOREIGN EXCHANGE REGULATIONS

                  Notwithstanding this Clause 10, Refiner shall have the rights otherwise available under the Foreign Exchange Regulations and shall have access to foreign exchange as permitted by the Central Bank (or any other authority having the power to regulate foreign exchange in Papua New Guinea) from time to time.


11.      FINANCING OF THE PROJECT

         11.1     PROJECT FINANCING COOPERATION

                  The State acknowledges that Refiner intends to finance development of the Project on a limited or non-recourse, project finance basis with the ratio of external indebtedness of Refiner (being indebtedness to non-associated parties) to shareholder funds in Refiner being a maximum of 3:1. The State further acknowledges that such financing is fundamental to the successful Implementation of the Project. The State agrees to cooperate with Refiner in its pursuit of such limited or non-recourse, project finance based debt financing for the Project. In furtherance of the foregoing covenant and agreement, the State covenants and agrees to:

                  (a)      Provide potential Lenders with such
                           non-proprietary/non-secret data as is available with no additional work on the part of the State, and as such Lenders reasonably require;

                  (b) At financial closing, provide legal opinions, which may include customary qualifications, to the Lenders, Developer and Refiner regarding (but not limited to) the due authorisation and approval of this Agreement, the valid and binding effect of this Agreement and the Base Lease on the State, the absence of any known default or breach under material agreements to which the State is a party caused by or which could be caused by the execution and delivery of this Agreement and the Base Lease, and the absence of any litigation pending, and to the best of the State's knowledge, threatened litigation against the State and/or any Government Agency that, if the determination was adverse to the State and/or the Government Agency, could reasonably be expected to have a material adverse effect on the validity of this Agreement and the Base Lease; and

                  (c) Execute such consents as are customarily and reasonably required by Lenders with respect to this Agreement and the Base Lease.

         11.2     CREATION OF SECURITY

                  Developer and Refiner will be permitted to mortgage, charge or pledge in accordance with the laws of Papua New Guinea:

         (a) the Project Site and other real property (including buildings) acquired for the Project;

         (b) all equipment, including the Refinery, the reformer and the barges mounting all such equipment, and other property, including intellectual property, of Refiner and Developer;

         (c) any contractual rights of Refiner, including under this Agreement and any agreement contemplated by this Agreement, that have economic value;

         (d) all cash, accounts receivable and other assets owned by Refiner; and

         (e)      all proceeds of the foregoing.

                  Refiner shall ensure that such mortgaged, charged or pledged rights and assets shall continue to be used in the Implementation of the Project as stipulated in this Agreement.

12.      LOCAL SUPPLIES, BUSINESS DEVELOPMENT AND IMPORTS

         12.1     LOCAL SUPPLIES AND BUSINESS DEVELOPMENT

                  Refiner shall:

                  (a) in accordance with the Sourcing Plan, use and purchase goods and services supplied, produced or manufactured in Papua New Guinea whenever the same can be obtained on competitive terms, including landed prices, conditions and delivery dates and are in all substantive respects of a quality comparable with those available from outside Papua New Guinea;

                  (b) in accordance with the Business Development Plan, encourage PNG citizens desirous of establishing businesses providing goods and services to the Project during Operations provided that Refiner shall not be obliged or called upon to grant or lend money to any PNG citizens or any local enterprises;

                  (c) make use of PNG subcontractors where services of a standard and quality comparable with those that Refiner could obtain but for the operation of this clause are available from such PNG subcontractors at competitive prices, and on competitive terms, conditions and delivery or performance dates; and

                  (d) where it is necessary to import vehicles, machinery, plant or equipment, and such items are not purchased direct from the manufacturer by Refiner, effect the purchase of such items through traders operating in Papua New Guinea, provided that:

                           (i) such items are available through such traders at competitive landed prices, and on competitive terms, conditions and delivery dates; and

                           (ii) Refiner shall not be bound to comply with this paragraph in any case where Refiner can show to the satisfaction of the Central Bank that compliance would adversely affect the financing of the Project.

         12.2     IMPORTATION OF EQUIPMENT, GOODS AND CRUDE OIL

                  Notwithstanding Clause 12.1, Refiner shall be entitled to import without restriction all the Exempt Goods referred to in Clause 8.3 which are required for Implementation of the Project and all specialised equipment and consummables required to operate the Refinery at its full capacity.

         12.3     CUSTOMS CLEARANCE

                  The State shall ensure that all machinery, supplies equipment and Crude Oil imported into, or used in connection with the construction, operation or maintenance of the Project shall be promptly cleared for release from Customs and removal by Refiner or its agents following delivery of such machinery, supplies, equipment and Crude Oil and shall ensure that any disputes in that regard are resolved on a priority basis.

         12.4     EXPORT OF PREVIOUSLY IMPORTED GOODS AND MATERIALS

                  All imported items not consumed or incorporated into the Project may be freely re-exported by Refiner without incurring liability for any Tax.

                  Refiner shall be entitled to export without restriction all items of plant, machinery and the reformer catalyst imported for permanent installation in the

                  Project for the purpose of repair or refurbishment outside PNG and to re-import the same and such spare and replacement parts as may be required without restriction or imposition, except for import duties or VAT, as applicable, and the State shall, at the request of Refiner, use reasonable measures to expedite the issuance of any consent or approval required for the export and re-import of such plant and machinery.


13.      NON-DISCRIMINATION AND RELATED MATTERS

         13.1     NON-DISCRIMINATION

                  (a) The State acknowledges and agrees that it shall treat Refiner's investment in the Refinery on a basis no less favourable than that accorded to investments and activities associated with investments of other foreign owned or controlled companies in Papua New Guinea under any bilateral investment protection treaty between the State and any other country, and accordingly, if under any such treaty other companies receive the benefit of any undertakings by the State relating to expropriation, nationalisation and compensation therefor, Refiner will be treated as though those undertakings extend to Refiner.

                  (b) If the State grants or permits to be granted by the State or any Government Agency incentives, inducements or undertakings to any other developers in respect of similar or comparable scale projects which are more advantageous than those conferred on Refiner under this Agreement, the State shall grant the same incentives, inducements and undertakings to Refiner or ensure that they are granted to it.

                  (c) The State shall not impose or permit to exist during the Term any Taxes that discriminate against Refiner or any Income Taxes that discriminate against Refiner or Refiner's Industry (so long as Refiner's throughput capacity for refining Crude Oil is more than 60% of the Crude Oil refining throughput capacity in PNG).

         13.2     OTHER OIL REFINERIES IN PNG

                  The State shall not grant or permit any Government Agency to grant to any person any exclusive rights to build a refinery in PNG that would be in the same or similar business as that conducted by Refiner or other domestic refineries. This covenant shall continue in force during the Term.


14.      ENVIRONMENTAL MATTERS

         (a) The Refiner shall lodge the Environmental Plan with the State within 190 days of the Execution Date. The Environmental Plan shall be consistent with the environmental standards referred to in Clause 14(c). The Refiner shall lodge with the State monthly progress reports on the development of the Environmental Plan (including, where appropriate, drafts of the Plan) during the period from the Execution Date until the date of lodgement.

         (b) The State shall use its best endeavours to ensure that, subject to compliance with Clause 14(a), the Environmental Plan is approved as soon as practicable. The State shall ensure that Refiner receives a response to the Environmental Plan from the relevant Minister or Department of the State no later than 30 days after submission of the Environmental Plan under Clause 14(a). Such response shall either be an approval of the Environmental Plan or a detailed response setting forth all requirements necessary to obtain approval from the State.

         (c) The State shall not promulgate or apply environmental standards to the Refiner that are, when viewed objectively, more onerous than those that govern and regulate environmental conduct and standards of the refining industry under the standards for air emissions and liquid effluents as laid down in the Pollution Prevention and Abatement Handbook for Environmentally Sustainable Development - Part III Petroleum Refining, September 1996, issued by the World Bank Environmental Department.

         (d) Refiner shall construct and operate the Refinery in accordance with prevailing international standards, the approved Environmental Plan and the Environmental Planning Act. The State acknowledges that relevant standards referred to in paragraph (c) are prevailing international standards.

         (e) If Refiner's Investigations of the Project Site prior to Refiner's commencement of construction of the Refinery disclose any physical condition on the Project Site which could give rise to any remedial obligation under any environmental laws of PNG or which could result in any liability to any third party claiming damage to person or properly as a result of such physical condition and the physical condition is such that it cannot be remedied to the satisfaction of Refiner, the State shall assist Refiner to find a suitable alternative site for the Project. If a suitable alternative site cannot be found within a reasonable time, Clause 24.2(7) will apply.

         (f) The State and Refiner will agree to a base line environmental assessment of the historical damage to the Project Site immediately after Refiner has concluded the Preliminary Soil and Water Site Tests and prior to Refiner's commencement of construction activities on the Project Site (the "SITE ASSESSMENT"). Refiner shall not be responsible for any historical contamination and environmental risk, and assumes no liabilities arising from or caused by existing environmental conditions and defects on the Project Site, which are set forth in the Site Assessment. Refiner shall assume the cost of incremental damage to the Project Site, if any, arising from the Implementation and Operations of the Project above the conditions set forth in the Site Assessment.

15.      LABOUR AND EMPLOYMENT

         15.1     TRAINING AND LOCALISATION

                  (a) In accordance with work permit guidelines stipulated under the Employment of Non Citizens Act (Chapter 374 of the PNG Revised Laws) and the Training and Localisation Programme, Refiner shall select and train personnel in the Operations in accordance with the law and practice in force from time to time relating to training and localisation so as to confer appropriate training and other employment benefits on

                           Papua New Guineans, and in particular to the people from the immediate vicinity of the Project Site.

                  (b) Refiner shall progressively replace foreign personnel with PNG citizens, in accordance with the Training and Localisation Programme; provided that if the Training and Localisation Programme is disrupted by circumstances or events (whether or not they constitute Force Majeure) making it difficult or impossible for Refiner to comply with its obligations under the Training and Localisation Programme, Refiner may give notice thereof to the State, together with alternative or revised plans to achieve the objects of the part of the Training and Localisation Programme which is affected, and the State within one month of such notice shall either:

                           (i)      approve such alternative or revised plans;
                                    or

                           (ii) meet with Refiner to discuss the alternative or revised plans.

                  (c) To the extent practicable, Refiner shall give first preference in training and employment to PNG citizens whose place of origin is near the Project Site.

         15.2     VISAS AND PERMITS

                  (a) The State shall, by the issue of appropriate policy directions, procure that the Refiner is within a reasonable time granted all visas, permits and licences (together called the "WORK PERMITS") for its employees, agents, contractors and consultants that are necessary to enable Refiner to construct the Refinery and to conduct the Operations. The State shall ensure that any delays or difficulties in that regard are resolved on a priority basis.

                  (b) Nothing in this Clause 15.2 shall be construed or interpreted as requiring the State to secure any permits for any person who does not comply with the statutory criteria and relevant policy in relation to the issue of Work Permits.

         15.3     HEALTH AND SAFETY

                  During the local construction of the Refinery and its Operations, Refiner shall comply with the Industrial Safety, Health and Welfare Act (Chapter 175 of the PNG Revised Laws) and all other applicable laws of PNG relating to health and safety.

16.      INSURANCE

         16.1     OBTAINING INSURANCE

                  Refiner shall obtain and maintain insurance for the Project in accordance with industry practices to the extent available on commercially reasonable terms. For all matters which involve PNG risks, Refiner shall obtain and maintain its insurance from PNG insurers or through PNG insurance brokers, as required by the Insurance Act 1995, except to the extent that:

                  (a)      Schedule 1 paragraph (h) provides for an exemption;

                  (b) adequate insurance from companies having the financial capacity to meet any claims is not obtainable from or through such insurers or insurance brokers; or

                  (c)      the Financing Agreements require otherwise.

                  If paragraph (a), (b) or (c) applies, the State shall grant or procure the grant by the relevant Government Agency of an exemption from any requirements under the laws of PNG that would require Refiner to obtain and maintain insurance covering the Project from insurance companies or through insurance brokers located in PNG.

         16.2     INSURANCE CLAIMS

                  If any claim is made by Refiner under the insurance covering the Project, the Parties acknowledge that the Financing Agreements may require that any proceeds of the claim received by Refiner be paid into an escrow account established in accordance with the terms and conditions of the Financing Agreements and that disbursements from such account shall be controlled by the terms and conditions of the Financing Agreements.


17.      ELECTRIC POWER GENERATION

         The Refiner and/or an Affiliate shall have the right and shall be granted a licence, if necessary, to generate electric power for the construction and operation of the Project. The State shall ensure that Refiner will not be charged for such electric power by ELCOM or any other Government Agency.


18.      ACCESS TO CRUDE OIL

         18.1     TIMELY ACCESS TO PNG CRUDE OIL

                  During the Term, the State shall use its best efforts to persuade and induce producers of domestic Crude Oil in PNG and its offshore area to provide each domestic Crude Oil refinery with the ability to purchase, in a timely manner, Crude Oil from PNG's domestic Crude Oil production at the prevailing fair market value and under the prevailing market terms for Kutubu Crude Oil or any other indigenous Crude Oil to the extent of each such refinery's requirements to operate at full capacity ("CRUDE ACCESS"). The State will, if necessary by seeking legislation and issuing executive orders or policy directives, ensure that sufficient sales in PNG of Crude Oil produced domestically in PNG are conducted so that domestic Crude Oil refineries shall not be denied Crude Access. However, the State has no obligation under this Clause 18.1 to procure the domestic production of Crude Oil beyond that which would otherwise be produced. In the event of a dispute between the State and Refiner as to whether the proposed price and terms for the purchase of domestically produced Crude Oil that are offered to Refiner by a domestic Crude Oil producer are at the prevailing fair market value and under the prevailing market terms contemplated hereunder, Refiner and the State shall submit the matter to a Sole Expert with expertise in the pricing of Crude Oil in PNG (or, if no one with such expertise is available, with expertise in the Asia Pacific region) pursuant to Clause 27.7 to determine and certify whether the disputed price and terms are consistent with prevailing market prices and terms as set forth above.

         18.2     DOMESTIC MARKET OBLIGATIONS

                  During the Term, the State shall procure that all petroleum development and production agreements wholly or partially relating to Crude Oil entered into or renegotiated by the State or any Government Agency after the Execution Date will contain a Domestic Market Obligation.

         18.3     ACCESS TO NON-PNG CRUDE OIL

                  In addition to Crude Access pursuant to Clause 18.1, Refiner will be entitled to purchase Crude Oil from outside Papua New Guinea.

         18.4     FURTHER ASSURANCES

                  The State shall promptly do all acts and sign, execute and deliver all instruments to give full effect to this Clause 18. The State shall seek all legislation and issue executive orders or policy directives which are necessary for the prevention or mitigation of conduct intended to, or likely to, avoid or frustrate Crude Access by domestic Crude Oil refineries.

         18.5     EXISTING PETROLEUM CONTRACTS

                  The State shall not be obligated under this Clause 18 to take any action, including legislation, to renegotiate, cancel or repudiate petroleum agreements existing at the Execution Date.


19.      SALES OF PRODUCTS

         19.1     OBLIGATION TO PURCHASE FROM DOMESTIC PRODUCERS

                  The State will ensure that Domestic Distributors shall purchase Products first from domestic production of such Products to the extent that such Products produced domestically (i) are available on a basis equivalent to the basis on which the same Products that could be obtained through import markets, (ii) are equivalent in quality to the same Products that could be obtained through import markets, and (iii) are offered by domestic producers of Products at prices that are not greater than the Import Parity Price calculated in accordance with Appendix "A".

         19.2     OBLIGATION TO PREVENT DUMPING OF PRODUCTS BY IMPORTERS

                  The State shall not allow Domestic Distributors or importers of Products into PNG to offer Products to PNG's domestic markets at prices lower than the Import Parity Price for such Products for the purpose or having the effect of dumping, or of avoiding or frustrating the ability of domestic refiners to sell Products in domestic markets in PNG at Import Parity Prices. The State shall seek legislation and issue executive decisions and policy directives, if necessary, to prevent or mitigate the effects of dumping or other conduct intended to, or likely to, avoid or frustrate access of any domestic Crude Oil refinery to domestic markets to sell Products in domestic markets in PNG at Import Parity Prices.

         19.3     FURTHER ASSURANCES

                  The State shall seek legislation, issue policy directives or executive decisions and perform such other acts and sign, execute and deliver all instruments to give full effect to and as may be necessary to perform its obligations under this Clause 19.

20.      REPRESENTATIONS AND WARRANTIES

         20.1     REPRESENTATIONS AND WARRANTIES OF THE PARTIES

                  Each of the Parties represents and warrants that:

                  (a) It has the capacity to enter into and perform this Agreement and where applicable the Base Lease and all transactions and agreements contemplated herein and in the Base Lease and that all corporate and other actions required to authorise it to enter into and perform this Agreement and the Base Lease and all transactions and agreements contemplated herein and in the Base Lease have been or shall be properly taken.

                  (b) Its execution, delivery and performance of this Agreement and where applicable the Base Lease have been duly authorised by all required actions of its governing authority or owners and do not and shall not:

                           (1) Violate any law, rule regulation, order or decree applicable to it; or

                           (2)      Violate its organisational documents.

                  (c) Each of this Agreement and where applicable the Base Lease is a legal and binding obligation of the Party, enforceable against that Party in accordance with its terms, except to the extent enforceability is modified by bankruptcy, reorganisation and other similar laws affecting the rights of creditors generally and by general principles of equity.

                  (d) It shall not breach any other agreement or arrangement by entering into or performing this Agreement and where applicable the Base Lease and this Agreement and the Base Lease when signed shall have been duly executed by it and shall be valid and binding upon it in accordance with their respective terms.

         20.2     REPRESENTATIONS AND WARRANTIES OF REFINER

                  Refiner represents and warrants that:

                  (a) It is duly organised, validly existing and in good standing under the laws of Papua New Guinea.

                  (b) It has the corporate power to complete Implementation of the Project and achieve Commencement of Commercial Production.

                  (c) It has carried out a thorough examination of the economic feasibility of the Project and of its projected costs and revenues based on fair and reasonable assumptions and projections.

21.      INSPECTION

         At reasonable intervals and on reasonable notice, Refiner shall allow qualified representatives of the State access during planned shutdowns to inspect the facilities of the Refinery and its Products; provided that any such representative given access shall be obligated to fully abide by all safety procedures and regulations in effect at the Refinery. Any dispute arising out of such inspection shall be referred to the Sole Expert in accordance with Clause 27.7.

22.      RIGHT OF REFINER TO EXPAND FACILITY

         Refiner shall have the right, in its sole discretion, to expand the Refinery, its activities and operations, provided that upon completion of such expansion Refiner obtains the necessary Authorisations and continues to be in compliance with the terms of this Agreement and all applicable laws.

23.      FORCE MAJEURE

         23.1     EXCUSE OF OBLIGATIONS; NOTICE OF FORCE MAJEURE

                  A Party's obligations under this Agreement shall be excused when and to the extent its performance of those obligations is prevented by Force Majeure; provided, however, that the State is not excused if the only Force Majeure affecting the State's performance is a State Force Majeure and neither Refiner nor the State is excused if the obligation excuses an obligation to pay money. The Party rendered unable to fulfill its obligations under this Agreement by reason of Force Majeure shall notify the other Parties in writing of this circumstance within thirty (30) days of its occurrence and shall exercise due diligence to end the inability as promptly as practicable; provided, however, that a Party is not required to settle any strike, or labour or landowner dispute in which it may be Involved. For the avoidance of doubt, the State shall be obligated to perform all of its obligations under this Agreement during periods of State Force Majeure.

         23.2     REMOVAL OF FORCE MAJEURE

                  In the event of Force Majeure the Parties will use all reasonable efforts to remove its cause without being obliged to settle or compromise any strike, or labour or landowner dispute.

         23.3     SUSPENSION OF OBLIGATIONS

                  If Force Majeure substantially prohibits the performance by a Party of its obligations under this Agreement within any period herein specified or implied during which that Party is required to carry out such obligations and notice of the Force Majeure is given as required by Clause 23.1 the period during which such obligations are to be performed or carried out is extended for a period equal to the period during which such obligations are substantially prohibited or delayed as result of Force Majeure. If any Force Majeure occurs and, on account of such Force Majeure, the Project is materially damaged or delayed and that damage or delay is not covered by insurance, Refiner shall not be obligated to restore or replace the Project unless the Parties agree on appropriate terms for that reinstatement.

24.      TERMINATION

         24.1     TERMINATION BY THE STATE

                  Each of the following events (each a "REFINER TERMINATION EVENT"), if not cured within the time period permitted (if any) to cure, shall give rise to the right on the part of the State to terminate this Agreement pursuant to Clause 24.3; provided, however, that no such event shall be a Refiner Termination Event (i) if it results from a breach by the State of this Agreement or the Base Lease or (ii) if it is an event described in Clause 24.1(4) and it occurs as a result of or during a Force Majeure for the period provided pursuant to Clause 24.1(5):

                  (1)      During the Construction Period, an Abandonment by
                           Refiner;

                  (2) After the Commencement of Commercial Production, Refiner ceasing operations for a period of ninety
                           (90) consecutive days without prior written notice to and the prior written consent of the State;

                  (3) Except for the purpose of amalgamation or reconstruction, Refiner goes into voluntary or involuntary winding up as a result of a resolution being passed (and not being revoked within seven days) or an order being made (and not being cancelled within seven days) for the liquidation of Refiner;

                  (4) Any material breach by Refiner of this Agreement that is not remedied within sixty (60) days after notice from the State stating that a material breach of this Agreement has occurred that could result in the termination of this Agreement, identifying the material breach in question in reasonable detail and demanding remedy thereof, or

                  (5) Any Force Majeure other than a State Force Majeure that continues and prevents Operations for more than eighteen (18) months.

         24.2     TERMINATION BY REFINER

                  Each of the following events (each a "STATE TERMINATION EVENT"), if not cured within the time period permitted (if any) to cure, shall give rise to the right on the part of Refiner to terminate this Agreement pursuant to

                  Clause 24.3; provided, however, that no such event shall be a State Termination Event (i) if it results from a breach by Refiner of this Agreement, or (ii) if it is an event described in Clause 24.2(2), (4) or (5) and it occurs as a result of or during the period provided pursuant to Clause 24.2(6):

                  (1) The expropriation, compulsory acquisition or nationalisation by the State or any Government Agency of (i) Refiner or any equity interest in Refiner, or
                           (ii) any material asset or right of Refiner;

                  (2) Failure by Refiner to obtain the Authorisations and tax clearances and exemptions specified in Schedule 1 within twelve (12) months after the Execution Date, so long as such failure is not the sole fault of, or solely caused by, Refiner;

                  (3) Any material breach by the State of this Agreement or the Base Lease that is not remedied within sixty (60) days after notice from Refiner to the State stating that a material breach of this Agreement or the Base Lease, as the case may be, has occurred that could result in the termination of this Agreement, identifying the material breach in reasonable detail and demanding remedy thereof;

                  (4) Any Material Change that (i) makes unenforceable, invalid or void any material undertaking of the State or any Government Agency under, or pursuant to this Agreement or the Base Lease or (ii) makes it unlawful for Refiner, its contractors, the Lenders or the Investors to make or receive any payment, to perform any obligation or to enjoy or enforce any material right under this Agreement, any agreement to which the Refiner is a party in connection with the Operations of the Refinery or any Financing Agreement, or any such payment, the performance of any such material obligation or the enjoyment or enforcement of any such material right becomes unenforceable, invalid or void as a result of any such Material Change, provided that, in the case of
                           (i) and (ii) above, any such effect continues for more than ninety (90) days;

                  (5) Any change in the laws of Papua New Guinea placing any material restrictions or limitations (other than restrictions or limitations that are in existence on the date of the execution of this Agreement) on the ability of Refiner to exchange Kina for United States Dollars or to remit United States Dollars or other foreign currency offshore or for the Investors to repatriate any capital, dividends, distributions or other proceeds from Refiner (provided that such distributions do not arise in connection with a breach of this Agreement) which restrictions or limitations remain in place for more than one hundred and eighty (180) days without an arrangement being provided to exempt Refiner and the Investors from all such restrictions and limitations;

                  (6) Any Force Majeure that continues and prevents Operations for more than twelve (12) months; or

                  (7) The circumstances described in Clause 14(e) have arisen and a suitable alternative site has not been found.

         24.3     TERMINATION NOTICES

                  (1) Upon the occurrence of a State Termination Event or a Refiner Termination Event, as the case may be, that is not cured or for which a cure is not being diligently pursued, within the applicable cure period, if any, by the State (in the case of a Refiner Termination Event) or Refiner or the Lenders (in the case of a State Termination Event), the other Party may, at its option, initiate termination of this Agreement by delivering a written notice (a "Notice of Intent to Terminate") of its intent to terminate this Agreement to the defaulting Party.

                  (2) Following the delivery of a Notice of Intent to Terminate, the State and Refiner shall consult for a period of up to ten (10) days in case of a failure to make payments when due, and up to one hundred and twenty (120) days with respect to any other Refiner Termination Event or State Termination Event (or such longer period as they may mutually agree) as to what steps shall be taken with a view to remedying or mitigating the consequences of the relevant Refiner Termination Event or State Termination Event taking into account all prevailing circumstances.

                  (3) Upon expiration of the consultation period described in Clause 24.3(2) and unless the State and Refiner shall have otherwise agreed or unless the Refiner Termination Event or State Termination Event giving rise to the Notice of Intent to Terminate shall have been remedied, the State (in the case of a Refiner Termination Event) or Refiner (in the case of a State Termination Event) may terminate this Agreement by delivering a Termination Notice to the other Parties. Upon the delivery of a Termination Notice, the rights and obligations of the Parties under this Agreement shall immediately terminate, and upon the satisfaction of such continuing rights and obligations, this Agreement shall immediately terminate.

         24.4     TERMINATION BY EITHER PARTY

                  Either the State or Refiner shall have the right to terminate this Agreement by notice in writing to each of the other Parties if the conditions precedent to the obligations of the Parties under Clause 3.3 have not been fulfilled within eighteen (18) months after the Execution Date, provided that neither Refiner or State may terminate the Project Agreement under this Clause 24.3 if such party is in breach of its obligations under Clause 4.1 or Clause 4.2, as applicable.

25.      CONSULTATION

         Any of the Parties may at any time request consultation with the other Parties on the implementation, application or proposed amendment of this Agreement. Such consultation shall begin with thirty (30) days from the date the request is made by written notice to the other Parties, unless the Parties agree otherwise.

26.      REMEDIES

         26.1     LIQUIDATED DAMAGES FOR THE STATE'S FAILURE TO PROVIDE CRUDE
                  ACCESS

                  If Refiner is unable to purchase Crude Oil from domestic producers to meet its requirements as a result of the State's failure to meet its obligations under Clause 18 and as a consequence Refiner must purchase imported Crude Oil as a substitute for domestic Crude Oil, then the State shall pay Refiner in liquidated damages the amount in U.S. Dollars by which:

                  (i) the aggregate cost of the Imported Crude Oil purchased by Refiner, including all transportation and landing costs, exceeds

                  (ii) the cost of the same quantity of domestic Crude Oil at the prevailing market price and terms on the date on which Refiner purchased imported Crude Oil as a substitute including transportation and other landed costs.

                  This amount shall accrue to Refiner as liquidated damages for failure by the State to meet its obligations under Clause 18 in lieu of and as a full substitute for any actual damages or claims for breach under Clause 18.

         26.2 LIQUIDATED DAMAGES FOR THE STATE'S FAILURE TO ENSURE SALES TO DOMESTIC PRODUCERS

                  If the State fails to meet its obligations under Clause 19.1, and, as a result of such failure, Refiner must sell Products at prices lower than the Import Parity Price, then State shall pay Refiner in liquidated damages the amount in U.S. Dollars by which:

                  (i) the Import Parity Price for such Products on the date on which the sale of such Products would have occurred had the State fulfilled its obligations calculated based on the services that Refiner could have provided, exceeds

                  (ii)     the actual sales price of such Products.

                  This amount shall accrue to Refiner as liquidated damages for failure by the State to meet its obligations under Clause 19 in lieu of and as a full substitute for any actual damages or claims for breach under Clause 19.

         26.3     NO SET-OFFS, NO PENALTY

                  (a) Any amount calculated and paid in accordance with this Clause 26 shall not be set off against or deducted from any other type of liability, damages or amounts due under this Agreement.

                  (b) The Parties acknowledge that the liquidated damages set forth herein are reasonable and appropriate measures of the damages Refiner would suffer for failures by the State to meet its obligations under Clauses 18 and 19 and do not represent a penalty or consequential damages for losses sustained by Refiner as a result of such failures.

27.      DISPUTES AND ARBITRATION

         27.1     DISPUTES

                  For the purposes of this Clause, "DISPUTE" means any dispute, disagreement, controversy or claim arising out of or relating to this Agreement or the interpretation or performance of provisions of this Agreement or the breach, termination or validity thereof, which the Parties are unable to resolve by mutual agreement within a reasonable time. It does not include any difference of view or disagreement which, pursuant to provisions of this Agreement, has been submitted for determination of a Sole Expert.

         27.2     SUBMISSION TO ICSID

                  The Parties irrevocably consent to submit any Dispute between the State, Developer and Refiner to the International Centre for Settlement of Investment Disputes ("ICSID") for settlement by arbitration pursuant to the Convention on the Settlement of Investment Disputes between States and Nationals of Other States (the "CONVENTION").

         27.3     ICSID ARBITRATION

                  (a) For the purposes of Article 26(2)(b) of the Convention the Parties agree that, although Refiner is a national of Papua New Guinea, it is ultimately owned by United States corporations, and further that for the purposes of the Convention it shall be treated as a national of the United States.

                  (b) An ICSID Arbitral Tribunal constituted pursuant to this Agreement (the "TRIBUNAL") shall consist of a single arbitrator appointed by agreement between the Parties, but if the Parties are unable to agree on the identity of the single arbitrator to be so appointed within 45 days of the date on which the Secretary-General of ICSID has dispatched notification of the registration of a request for arbitration, the Tribunal shall consist of three arbitrators. In that event, one arbitrator shall be appointed by each Party and the third arbitrator, who shall be the President of the Tribunal, shall be appointed by agreement between the Parties or in the absence of such agreement by the Chairman of the Administrative Council of ICSID in accordance with
                           Article 38 of the Convention.

                  (c)      Nothing in any notice by the State pursuant to
                           Article 25(4) of the Convention shall be read or construed as limiting the jurisdiction which a Tribunal established under the Convention pursuant to this Agreement would otherwise have to settle by arbitration a Dispute.

                  (d) For the purposes of submission of any Dispute to arbitration by ICSID, the Parties agree (without limitation) that a Dispute about any of the following is fundamental to the Refiner's investment in the
                           Project:

                           (i) any of the matters which are the subject of conditions precedent set out in Schedule 1;

]

                           (ii) the continuation of the Base Lease and the Authorisations resulting from the fulfilment of the conditions precedent set out in
                                    Schedule 1;

                           (iii) the right to retain foreign currency in foreign currency accounts and to convert Kina into foreign currency which can be remitted out of PNG, as provided for in Clause 10;

                           (iv) access to PNG crude oil as provided for in Clause 18;

                           (v) the right to sell its Products in PNG as provided for in Clause 19

                           (vi) non-discrimination and related matters under Clause 13; and

                           (vii) the ability of Refiner to obtain financing on commercial terms.

         27.4     AWARD

                  An award or a decision, including an interim award or decision, in arbitral proceedings pursuant to the Convention shall be binding on the Parties and judgement on it may be entered in any court having jurisdiction for that purpose.

         27.5     COSTS OF ARBITRATION

                  Unless otherwise agreed or provided, the cost of any arbitration proceedings will be borne:

                  (a) equally by the two parties to the Dispute where it has been referred jointly by them; or

                  (b) otherwise, by the unsuccessful party in accordance with the ICSID Arbitration Rules.

         27.6     STAY OF OTHER PROCEEDINGS

                  Where a Dispute has been referred to arbitration pursuant to this Clause 27, neither party to the Dispute shall be entitled to exercise any rights or election, or commence or pursue any other action or proceedings, arising in consequence of any alleged default by the other arising out of the subject matter of the Dispute until the Dispute has been resolved by the decision of the arbitrators.

         27.7     SOLE EXPERT

                  Where any difference of view or disagreement between any two or more of the Parties is, pursuant to any other provision of this Agreement, submitted for determination of a Sole Expert, the Sole Expert shall act as an expert and not as an arbitrator, and accordingly the foregoing provisions of this Clause 27 do not apply. A determination by a Sole Expert shall be binding on the Parties. Unless otherwise agreed, the cost of submitting any such matter to a Sole Expert will be borne:

                  (a) if one Part calls for the matter to be determined by the Sole Expert and loses, by that Party;

                  (b) if one Party calls for the matter to be determined by the Sole Expert and wins, equally by all Parties to the determination; and

                  (c) if a number of Parties jointly submit the matter to be determined by the Sole Expert, equally by all of them.

28.      SOVEREIGN IMMUNITY

         The State hereby unconditionally and irrevocably waives any claim to sovereign or other immunity:

         (a)      In respect of arbitration proceedings;

         (b) In respect of proceedings to recognise, enforce or execute any such award including, without limitation, immunity from service of process and from the jurisdiction of any court; and

         (c) In respect of the execution of any such award against its assets.

         The State unconditionally and irrevocably agrees that the execution, delivery and performance by it of this Agreement and any other agreements relating to the Project to which it is a party constitute private and commercial acts.

29.      LAW AND JURISDICTION

29.1     GOVERNING LAW

         This Agreement is governed by and shall be construed in accordance with the law in force in Papua New Guinea except insofar as the laws of Papua New Guinea are inconsistent with the rules of international law or relevant international convention, in which case the relevant rules of international law or the provisions of the relevant international convention will apply.

29.2     SUBMISSION TO JURISDICTION

         The Parties hereby submit to the non-exclusive jurisdiction of the National Court of Papua New Guinea (and any court hearing appeals from it) for:

         (a) the determination of any matter arising out of this Agreement or the Project which is not a Dispute referrable to arbitration under Clause 27 or a difference of view or disagreement referrable to a Sole Expert under Clause 27.7; and

         (b) the enforcement of any award resulting from arbitration under Clause 27.

30.      ASSIGNMENT

         Subject to the provisions of Clause 11, a Party shall not assign in whole or in part the benefits or obligations arising under this Agreement without the consent in writing of the other Parties which consent shall not be unreasonably withheld. Upon any assignment under this Clause 30, the party acquiring an interest hereunder shall be substituted in place of the Party whose interest was assigned under this Agreement.

31.      OWNERSHIP OF MATERIALS AND CONFIDENTIALITY

         31.1     CONFIDENTIALITY AND PUBLICITY

                  All information exchanged between the State and the Refiner respectively during negotiations relating to the Refinery and this Agreement are confidential to the Parties and may not be disclosed to any person except:

                  (a) with the consent of the Party that supplied the information; or

                  (b) if required by the laws or by any Stock Exchange listing or similar rules of any jurisdiction to which a Party or any Affiliate is or becomes subject or by the order of a court of competent jurisdiction; or

                  (c) if the information is generally and publicly available or becomes publicly available other than as a result of breach of this provision by the person disclosing the information; or

                  (d) if the information was known by the disclosing party prior to it being disclosed by a Party in connection with the transactions contemplated by this Agreement.

         31.2     DISCLOSURE OF CONFIDENTIAL INFORMATION

                  A Party disclosing information under Clause 31.1 shall use all reasonable endeavours to ensure that persons receiving information from it are put under a binding obligation not to and do not disclose the information except in circumstances permitted by Clause 31.1.

32.      MISCELLANEOUS

         32.1     HEAD OFFICE

                  Refiner shall maintain its principal place of business and head office in PNG during the Term.

         32.2     WAIVER

                  No Party shall be deemed to have waived any right under this Agreement unless such Party shall have delivered to the other Parties a written waiver signed by an authorised officer or representative of such waiving Party. No waiver by any Party of any default of another Party under this Agreement shall operate or be construed as a waiver of any right or subsequent default, whether of a like or different character.

32.3     SEVERABILITY

         If any provision of this Agreement shall be held to be invalid or unenforceable under the governing law of this Agreement or by a judgement or decision of any court of competent jurisdiction or any authority, whose decisions shall have the force of law binding on the Parties, the same shall be deemed to be severable and the remainder of this Agreement shall not be deemed to be affected or impaired thereby and shall remain valid and enforceable to the fullest extent permitted by law. Notwithstanding the foregoing the Parties will thereupon negotiate in good faith in order to agree the terms of a fair, reasonable and mutually satisfactory provision to be substituted for the provision so found to be void or unenforceable.

32.4     FURTHER ASSURANCE

         Each Party must do, sign, execute and deliver and must procure that each of its employees and agents does, signs, executes and delivers, all deeds, documents, instruments and acts reasonably required of it or them by notice from another Party to effectively carry out and give full effect to this Agreement and the rights and obligations of the Parties under it.

32.5     APPLICATION FOR AUTHORISATIONS

         Wherever in this Agreement the State is obliged to ensure that Developer, Refiner or the Project is granted or issued with any Authorisation, Developer or Refiner (as the case may be) must first apply in the normal course and in a timely manner (as required under relevant PNG legislation) for such Authorisation and comply with any necessary formal procedures associated with the grant or issue of such Authorisation.

32.6     PROTECTION OF PROJECT SITE

         The State shall provide protection to the Project Site and shall use its best endeavours to intervene in any dispute to effect a resolution and a resumption of operation of the Refinery.

32.7     ENTIRE AGREEMENT

         This Agreement is the entire agreement of the Parties on the subject matter. The only enforceable obligations and liabilities of the Parties in relation to the subject matter are those contained in this Agreement and the Base Lease. All representations, warranties, communications and prior agreements in relation to the subject matter are merged in and superseded by this Agreement. The Parties expressly negate any other representation or warranty, written or oral, express or implied prior to the execution of this Agreement.

32.8     COSTS GENERALLY

         Each Party must bear and is responsible for its own costs (including without limitation legal costs) in connection with the negotiation, preparation, execution, and completion of this Agreement.

21 May 97

32.9     AGREEMENT PREVAILS

         If there is any inconsistency (whether expressly referred to or to be implied from this Agreement or otherwise) between the provisions of this Agreement and those of any of the agreements and contracts referred to in this Agreement, those agreements and contracts are to be read subject to this Agreement and the provisions of this Agreement prevail to the extent of the inconsistency.

32.10    RIGHTS CUMULATIVE

         The rights and remedies provided in this Agreement are cumulative with and do not exclude any rights or remedies provided by law.

32.11    COUNTERPARTS

         This Agreement may be executed in any number of counterparts and all of those counterparts taken together constitute one and the same instrument.

32.12    RELATIONSHIP OF PARTIES

         Nothing contained herein shall be construed as establishing or creating between the State and the Refiner the relationship of employer and employee or principal and agent, or partnership or joint venture.

32.13    LISTING ON PNG STOCK EXCHANGE

         Refiner agrees to consider that within four (4) years of Commencement of Commercial Production, that up to 15% of the ordinary shares of the issued capital of Refiner could be made available to be listed and sold at a price acceptable to Refiner on a local PNG stock exchange, if and when such an exchange becomes operational, pending the acceptance of listing requirements, board approval and other issues deemed acceptable to Refiner.

32.14    AMENDMENT OF AGREEMENT

         All modifications, amendments or changes to this Agreement, whether made simultaneously with or after the execution of this Agreement, must be in writing and executed by the Parties to be binding.

32.15    NOTICES

         All notices hereunder, except those specifically provided for under other provisions of this Agreement, shall (without prejudice to any other means of service) be deemed duly given if in writing and sent by pre-paid post registered or certified mail, messenger or telefax addressed to the respective parties at the addresses stated below or such other addresses as they shall respectively hereafter designate in writing from time to time.

21 May 97

         INDEPENDENT STATE OF PAPUA NEW GUINEA

         Attention:          The Secretary
         Address:            Department of Mining and Petroleum
                             Private Mail Bag
                             Port Moresby Post Office
                             National Capital District
                             Papua New Guinea

         Facsimile:          675 322-7617

         INTEROIL PTY LIMITED AND EP INTEROIL, LTD.

         Address:            Director
                             P O Box 1971
                             Port Moresby
                             National Capital District
                             Papua New Guinea

         Facsimile:          675 320-2601


         WITH A COPY TO:

         Enron Papua New Guinea Ltd.
         333 Clay Street, Suite 1800
         Houston, Texas 77002
         United States of America
         Attention: Mr Glen B Rector
         Facsimile: 1-713-646-6190

21 May 97

EXECUTED AS AN AGREEMENT

SIGNED for and on behalf of           )
THE INDEPENDENT STATE OF              )
PAPUA NEW GUINEA by                   )    /s/ SIR WIWA KOROWI
SIR WIWA KOROWI, G.C.M.G., K., ST. J  )    ------------------------------------
Governor General, acting with and in  )            GOVERNOR GENERAL
accordance with the advice of the     )    SIR WIWA KOROWI G.C.M.G., K., St. J.
National Executive Council in the     )
presence of:


/s/ SIR ALBERT KIPALAN, MP
-------------------------------
Witness
Name (printed)
Sir Albert Kipalan, MP

SIGNED for and on behalf of           )    /s/ CHRISTIAN M. VINSON
INTEROIL PTY LIMITED by its duly      )    ------------------------------------
appointed attorneys under a Power of  )    Attorney
Attorney dated   May 1997             )    Name (printed):
in the presence of:                   )    Christian M. Vinson


/s/ PETER INGLIS                           /s/ GLEN B. RECTOR
-------------------------------            ------------------------------------
Witness                                    Attorney
Name (printed):                            Name (printed):
Peter Inglis                               Glen B. Rector



SIGNED for and on behalf of           )
EP INTEROIL, LTD by its duly          )    /s/ CHRISTIAN M. VINSON
appointed attorneys under a Power of  )    ------------------------------------
Attorney dated   May 1997             )    Attorney
in the presence of:                   )    Name (printed):
                                           Christian M. Vinson


/s/ KELLY KIMBERLY                         /s/ GLEN B. RECTOR
-------------------------------            ------------------------------------
Witness                                    Attorney
Name (printed):                            Name (printed):
Kelly Kimberly                             Glen B. Rector

21 May 97

                                 EXTENSION DEED
                   THE INDEPENDENT STATE OF PAPUA NEW GUINEA
                                    (State)
                                INTEROIL LIMITED
                                   (Refiner)
                               EP INTEROIL, LTD.
                                  (Developer)

                             (PAPUA NEW GUINEA LOGO)

                   THE INDEPENDENT STATE OF PAPUA NEW GUINEA
                        Oil and Gas Act, No. 49 of 1998

s.100

                             MEMORANDUM OF APPROVAL
                    (OF AN INSTRUMENT CREATING AN INTEREST)

                  PETROLEUM PROCESSING FACILITY LICENCE NO. 1

I, Dr FABIAN POK, M.P., Minister for Petroleum and Energy, by virtue of the powers conferred upon me by the Oil and Gas Act No. 49 of 1998 and all other powers me enabling, do hereby approve the within application pursuant to Section 100 of the said Act.

DATED this 11th day of August   ,2000


/s/ HON. Dr FABIAN POK, M.P.
---------------------------------
HON. Dr FABIAN POK, M.P.
Minister for Petroleum and Energy

The Minister for Petroleum and Energy on the 16th day of August, 2000 approved the within application

DATED this 17th day of August, 2000


/s/ C. WARRILLOW
---------------------------------
C. Warrillow

A Delegate of the Director


ENTERED IN THE REGISTER this 17th day of August,2000


/s/ C. WARRILLOW
---------------------------------
C. Warrillow
A Delegate of the Director

                                    CONTENTS

CLAUSE                   HEADING                                              PAGE
1. INTERPRETATION ..........................................................   2
2. PROJECT AGREEMENT IN FULL FORCE AND EFFECT ..............................   3
3. VARIATIONS OF PROJECT AGREEMENT .........................................   3
4. CONFIRMATION OF GOOD STANDING ...........................................   7
5. RATIFICATION AND CONFIRMATION ...........................................   7
6. DISPUTE RESOLUTION AND SOVEREIGN IMMUNITY ...............................   7
7. LAW AND JURISDICTION ....................................................   7
8. ADMINISTRATIVE PROVISIONS ...............................................   8

                              EXTENSION DEED


DATED: 1st July 1999                                    (STAMP)


PARTIES

1. THE INDEPENDENT STATE OF PAPUA NEW GUINEA care of the Office of National Planning, Vulupindi Haus, 3rd Floor, PO Box 710, Waigani, National Capital District, Papua New Guinea (STATE).

2. INTEROIL LIMITED, a company duly incorporated in Papua New Guinea, of PO Box 1971, Port Moresby, National Capital District, Papua New Guinea (REFINER).

3. EP INTEROIL, LTD., a company formed under the laws of the Cayman Islands, Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands, British West Indies (DEVELOPER)

BACKGROUND


A. The State, Refiner and Developer are parties to an agreement dated 29 May 1997, which by a letter dated 2 October 1998 from the Minister of Petroleum and Energy, was amended to extend to 30 June 1999 the time for the Developer and Refiner to achieve financial closure (the PROJECT AGREEMENT).

B. The Project Agreement contains various conditions that the Developer and/or Refiner must fulfill and in accordance with the Project Agreement the Refiner and Developer have satisfied certain of these conditions.

C. The parties wish to extend the time to comply with some of the conditions and to delete some of the other conditions in the Project Agreement and have agreed to amend the Project Agreement in accordance with the terms of this Deed.

D. The parties otherwise wish to reaffirm and ratify their obligations under the Project Agreement.

OPERATIVE PROVISIONS

1.       INTERPRETATION

1.1      INTERPRETATION

         In this Deed unless the context otherwise requires:

         reference to a person includes any other entity recognised by law and vice versa;

         the singular includes the plural and vice versa;

         words importing one gender include every gender;

         any reference to any of the parties by their defined terms includes that party's executors, administrators or permitted assigns or, being a company, its successors or permitted assigns;

         an agreement, representation, or warranty on the part of two or more persons binds them jointly and severally;

         an agreement, representation, or warranty in favour of two or more persons is for the benefit of them jointly and severally;

         clause headings are for reference purposes only;

         reference to a statute, ordinance, code, or other law includes regulations and other instructions under it and consolidations, amendments, re-enactments, or replacements of it.

1.2      DEFINITION

         In this Deed unless the context otherwise requires:

         PROJECT AGREEMENT means the agreement titled "Project Agreement" dated 29 May 1997 between the State, the Refiner and the Developer including all schedules, appendices, attachments and annexures to that agreement and as varied by the Variation Letter;

         VARIATION LETTER means a letter dated 2 October 1998 from the Minister of Petroleum and Energy addressed to Mr Phil Mulacek, InterOil.

1.3      INCORPORATION

         A word or phrase (other than one defined in this Deed) defined or incorporated in the Project Agreement has the same meaning in this Deed with necessary consequential changes as if they were set out in full in this Deed.

2.       PROJECT AGREEMENT IN FULL FORCE AND EFFECT

         The State, the Refiner and the Developer confirm that the Project Agreement is in full force and effect and as at the date of this Deed has not been varied (except as specified in the Variation Letter), rescinded or terminated.

3.       VARIATIONS OF PROJECT AGREEMENT

         On and from the date of this Deed, the Project Agreement is amended as follows.

         (a) Clause 1.1 is amended by inserting the following as a new definition:

                  "Domestic Refiners" means the Developer and/or Refiner and includes the Chevron refinery facility located in the Southern Highlands Province and any other comparable refiner of Product established and operating in PNG;"

         (b)      Clause 3.2(e) is deleted

         (c) Clause 3.3 is amended by inserting the following as an additional paragraph to that clause after sub-clause 3.3(c):

                  "It is agreed between the Parties that Clauses 3.3(a), 3.3(b) and 3.3(c) are for the sole benefit of the Refiner and the Developer and only those Parties may waive those conditions precedent by notice in writing to the State."

         (d)      Clause 4.3 is amended as follows:

                  (i)      The second milestone pursuant to the Milestone
                           Schedule in clause 4.3 is deleted and replaced with the following:

"Milestone                                    Date (unless otherwise
                                              agreed by the Parties)
Satisfaction of
the condition                                 Thirty-six (36)
precedent                                     months after the
specified in                                  Execution Date"
Clause 3.3(a)


                  (ii) The third and fourth milestones pursuant to the Milestone Schedule in Clause 4.3 are deleted.

         (e) Clause 10.1(b) is amended by inserting the words "and the Developer (on a consolidated basis)" after the word "Refiner" appears in the first line of that clause.

         (f) Clause 10.3(c) is amended by inserting the words "(other than the Developer)" after the words "third parties" as it appears in the second line of that Clause 10.3(c).

         (g) Clause 10.3(e) is amended by inserting the words "and the Developer (on a consolidated basis)" after the word "Refiner" as it appears in the first line of that Clause 10.3(e).

         (h) Clause 11.1 is amended by inserting the words "and the Developer" after the word "Refiner" as it appears in lines 3, 4 and 6 of that Clause 11.1.

         (i)      Clause 19.1 is deleted and replaced with the following:

                  "19.1 OBLIGATION TO PURCHASE FROM DOMESTIC REFINERS

                  To the extent that a Domestic Refiner will from time to time offer to Domestic Distributors Product that is included in PLATT'S (or, if PLATT'S no longer reports Singapore Product Postings, another price reporting service that is mutually satisfactory to the State and the Refiner) by the refiners listed in sub-paragraph (a) of Appendix "A", the State will ensure that Domestic Distributors purchase such Product first and foremost from the Domestic Refiner, provided such Product is being supplied by the Domestic Refiner in conformity with the following terms or such other terms as may be acceptable from time to time to the Domestic Refiner:

                  (i) the Product must be paid for in full within 20 days of the date nominated for delivery and is supplied in volumes ordinarily available to purchasers of Product in PNG from Singapore;

                  (ii) all Product will be supplied FOB at the Domestic Refiner's nominated locations in PNG;

                  (iii) the Product is of a type ordinarily quoted in the manner specified in Appendix "A";

                  (iv) the Product is supplied at prices equivalent to the Import Parity Price calculated in accordance with Appendix "A"

         (j) Clause 19 is further amended by inserting the following as an additional Clause 19.4:

                  "19.4 ENFORCEMENT-PURCHASE FROM DOMESTIC PRODUCERS

                  The State must carry out its obligations under Clauses 19.2 and 19.3 within 60 days after notification in writing from a Domestic Refiner to the effect that Domestic Distributors or Importers of Product are:

                  (a) refusing to purchase Product from a Domestic Refiner or are involved in conduct intended to or likely to avoid or frustrate the ability of Domestic Refiners of Product to sell Product in domestic markets at the Import Parity Price for such Product; or

                  (b) involved in conduct for the purpose of dumping or otherwise avoiding or frustrating the ability of Domestic Refiners of Product to sell Product in domestic markets at the Import Parity Price for such Product.

                  Upon receiving such notification the State will seek to pass legislation and regulations under the Customs Tariff Act 1990 (as amended) and any other relevant law or power so as to impose additional import duties on Products that may be imported into PNG in violation of the rights to supply Product to Domestic Distributors hereby guaranteed to the Developer and Refiner as necessary to:

                  (c)      discourage such violations; and

                  (d) establish a source from which payments the State may become liable to make to the Developer and/or Refiner under Clause 26 may be funded."

         (k)      Clause 24.4 is amended by:

                  (i) replacing the words "Clause 3.3" in the third line with the words "Clause 3.3(a)"; and

                  (ii) deleting the words and figures "eighteen (18)" in the fourth line and inserting the words and figures:
                           "thirty six (36)".

         (1) Clause 26.1 and Clause 26.2 are amended by replacing all references to "Refiner" with "the Developer and/or Refiner".

         (m) Clause 26 is further amended by inserting the following as an additional sub-clause 26.3.

                  "26.3 PAYMENT OF LIQUIDATED DAMAGES

                  (a) To the extent that the Refiner and/or Developer seeks to recover liquidated damages from the State, the Refiner and/or Developer must provide notice to the State ("LIQUIDATED DAMAGES NOTICE")giving details of the amount of liquidated damages claimed.

                  (b) The State must pay the liquidated damages within 60 days of the date of the Liquidated Damages Notice.

                  (c) The amount specified in the Liquidated Damages Notice is conclusive evidence (in the absence of manifest error) as to the amount of damages payable."

         (n) The current clause 26.3 entitled "No Set-offs, No Penalty" will be deemed to be Clause 26.4 and all reference to Clause
                  26.3 will be deemed to be adjusted accordingly.

         (o)      Clause 32.15 is amended by deleting the words commencing with:
                  "with copy to" and ending with "Facsimile 1-713-646-6190" where appearing after the address of InterOil Pty Ltd in that clause.

4.       AUTHORISATIONS

         The State will ensure that all Authorisations now applied for but unprocessed (in particular, application for Harbours Board approvals, grant of import duty exemption, approval of financing plan, foreign exchange and Authorisations consequent thereto and otherwise generally required for the purposes of project finance, construction and operations) are forthwith dealt with according to law and that the Refiner and/or Developer receive full, fair and timely responses within 30 days from Government departments, agencies and authorities in relation to the grant of all Authorisations.

5.       CONFIRMATION OF GOOD STANDING

5.1 The State acknowledges and confirms that as at the date of this Deed neither the Refiner nor the Developer are in breach of any obligations under the Project Agreement.

5.2 The State acknowledges and confirms that as at the date of the Deed all obligations required to be performed by the Developer or Refiner have either been performed, or alternatively, the date by which these obligations must be performed, whether through extension with the agreement of the State, or otherwise, have not yet occurred.

6.       RATIFICATION AND CONFIRMATION

         Except to the extent that it is amended by this Deed, the terms and conditions of the Project Agreement are ratified and confirmed, and as amended the Project Agreement continues in full force and effect.

7.       DISPUTE RESOLUTION AND SOVEREIGN IMMUNITY

         The parties agree that clauses 27 and 28 of the Project Agreement are incorporated into, and form part of this Deed as if set out in full in this Deed.

8.       LAW AND JURISDICTION

8.1      GOVERNING LAW

         This Deed is governed by and shall be construed in accordance with the law in force in Papua New Guinea except insofar as the laws of Papua New Guinea are inconsistent with the rules of international law or relevant international convention, in which case the relevant rules of international law or the provisions of the relevant international convention will apply.

8.2      SUBMISSIONS TO JURISDICTION

         The parties hereby submit to the non-exclusive jurisdiction of the National Court of Papua New Guinea (and any court hearing appeals from it) for:

         (a) the determination of any matter arising out of this Deed which is not a Dispute referable to arbitration under clause 27 of the Project Agreement (as incorporated into this Deed) or a difference of view or disagreement referable to a Sole Expert, under clause 27 of the Project Agreement (as incorporated into this Deed); and

         (b) the enforcement of any award resulting from arbitration under clause 27 of the Project Agreement (as incorporated into this Deed).

9.       ADMINISTRATIVE PROVISIONS

9.1      SEVERABILITY

         If any provision of this Deed shall be held to be invalid or unenforceable under the governing law of this Deed or by a judgement or decision of any court of competent jurisdiction or any authority, whose decisions shall have the force of law binding on the parties, the same shall be deemed to be severable and the remainder of this Deed shall not be deemed to be affected or impaired thereby and shall remain valid and enforceable to the fullest extent permitted by law. Notwithstanding the foregoing the parties will thereupon negotiate in good faith in order to agree the terms of a fair, reasonable and mutually satisfactory provision to be substituted for the provision so found to be void or unenforceable.

9.2      FURTHER ASSURANCE

         Each party must do, sign, execute and deliver and must procure that each of its employees and agents does, sign, executes and delivers, all deeds, documents, instruments and acts reasonably required of it or them by notice from another party to effectively carry out and give full effect to this Deed and the rights and obligations of the parties under it.

9.3      COSTS GENERALLY

         Each party must bear and is responsible for its own costs (including without limitation legal costs) in connection with the negotiation, preparation, execution and completion of this Deed.

9.4      DEED PREVAILS

         If there is any inconsistency (whether expressly referred to or to be implied from this Deed or otherwise) between the provisions of this Deed and those of any of the agreements and contracts referred to in this Deed, those agreements and contracts are to be read subject to this Deed and the provisions of this Deed prevail to the extent of the inconsistency.

9.5      RIGHTS CUMULATIVE

         The rights and remedies provided in this Deed are cumulative with and do not exclude any rights or remedies provided by law.

9.6      COUNTERPARTS

         This Deed may be executed in any number of counterparts and all of those counterparts taken together constitute one and the same instrument.

9.7      RELATIONSHIP OF PARTIES

         Nothing contained herein shall be construed as establishing or creating between the State and the Refiner the relationship of the employer and employee or principal and agent, or partnership or joint venture.

EXECUTED as a deed.                            )
SIGNED for and on behalf of THE                )
INDEPENDENT STATE OF PAPUA                     )
NEW GUINEA by SIR SILAS                        )
ATOPARE, GCMG., K. ST. J.,                     )  /s/ SILAS ATOPARE
Governor-General, acting with and in           )  ---------------------------
accordance with the advice of the              )  [GOVERNOR GENERAL]
National Executive Council in the              )  SIR SILAS ATOPARE, GCMG.,
presence of:                                   )  K. ST. J.
                                               )  1st July, 1999
/s/ TIPO VIATIDA                               )
---------------------------------------        )
             WITNESS

           TIPO. VIATIDA
---------------------------------------
            NAME (PLEASE PRINT)


SIGNED for and on behalf of                    )
INTEROIL LIMITED by its duly                   )
authorised representative in the               )
presence of:                                   )
                                               )
/s/ DAVID E. COYLE                             )              (SEAL)
---------------------------------------        )
         SIGNATURE OF WITNESS                  )  /s/ CHRISTIAN M. VINSON
                                               )  ------------------------------
David E. Coyle - Company Secretary             )  Christian M. Vinson - Director
---------------------------------------        )
            NAME OF WITNESS                    )
                                               )
P.O. Box 1971, Port Moresby                    )
---------------------------------------        )
          ADDRESS OF WITNESS                   )
                                               )
                                               )
SIGNED for and on behalf of                    )
EP INTEROIL, LTD. by its duly                  )
authorised representative in the               )
presence of:


/s/ DAVID E. COYLE                             )  /s/ CHRISTIAN M. VINSON
---------------------------------------        )  ------------------------------
         SIGNATURE OF WITNESS                  )  Christian M. Vinson - Director
                                               )

                                               )
David E. Coyle - Company Secretary             )
---------------------------------------        )
            NAME OF WITNESS                    )
                                               )
P.O. BOX 1971, Port Moresby                    )
---------------------------------------        )
          ADDRESS OF WITNESS